AMENDED AND RESTATED CREDIT AGREEMENT

 AND SECURITY AGREEMENT

(Term Loan – Tranche A and Tranche B)

by and between

COBANK, ACB,

as Agent and as a Syndication Party,

and

U.S. PREMIUM BEEF, LLC.

Dated as of June 22, 2009

AMENDED AND RESTATED CREDIT AGREEMENT

AND SECURITY AGREEMENT

(Term Loan – Tranche A and Tranche B)

THIS AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT (“Credit Agreement”) is entered into as of June 22, 2009, by and between COBANK, ACB a federally chartered instrumentality of the United States (“CoBank”) for its own benefit as a lender (in that capacity sometimes referred to as “CoBank”) and, as Agent Bank for the benefit of the present and future Syndication Parties (in that capacity “Agent”), and U.S. PREMIUM BEEF, LLC, a Delaware limited liability company (“Borrower”).

Borrower and CoBank as Agent and, presently, the sole Syndication Party, are parties to the Credit Agreement dated November 25, 1997, as amended by the First through Ninth Amendments thereto (the "Prior Agreement") whereby CoBank (as the Agent and a Syndication Party), and the other Syndication Parties, agreed to make loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of Borrower.  Borrower has requested that the Prior Agreement be amended and restated to provide for the continuation of the existing loans, additional loans, advances, extensions of credit and/or other financial accommodations, and the Syndication Parties are willing to do so on the following terms and conditions.

ARTICLE 1.  DEFINED TERMS.

As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

Additional Costs:  shall have the meaning set forth in Section 17.12.

Advance Payment:  shall have the meaning set forth in Subsection 16.2.

Aggregate Commitment:  shall be in the initial amount of $15,316,763.34 (reducing with the reductions in the Tranche A Commitment and the Tranche B Commitment) comprised of: (a) a fully funded Tranche A Commitment in the initial amount of $2,316,763.34, and reducing with each payment of principal on the Tranche A Loan(s), and (b) a partially funded Tranche B Commitment in the initial amount of $13,000,000.00, and reducing to $10,000,000 on May 31, 2010.

Applicable Margin:

(a) With respect to the Tranche A Loan(s), the rates per annum set forth below for the then applicable “Leverage Ratio” referenced in the first column below (each being called a “Leverage Ratio Level”):

Leverage Ratio Level	Leverage Ratio	Base Rate Loans	LIBOR Rate Loans
Level 1	Greater than or equal to 2.75 to 1.0	0.50%	2.75%
Level 2	Less than 2.75 to 1.0 but greater than or equal to 2.25 to 1.0	0.25%	2.50%
Level 3	Less than 2.25 to 1.0 but greater than or equal to 1.75 to 1.0	0.00%	2.25%
Level 4	Less than 1.75 to 1.0 but greater than or equal to 1.25 to 1.0	0.00%	2.00%
Level 5	Less than 1.25 to 1.0	0.00%	1.75%

The initial Leverage Ratio Level shall be Level 2 until after the National Beef Leverage Ratio Certificate as of the end of the current fiscal year of National Beef has been delivered.  Each National Beef Leverage Ratio Certificate shall be delivered not later than 120 days after the end of each fiscal year of National Beef.  The Base Rate Loans Applicable Margin and the LIBOR Rate Loans Applicable Margin shall be determined pursuant to the table above based on the National Beef Leverage Ratio, as of the end of each fiscal year of National Beef, with such Applicable Margins effective as of the fifth Business Day after Agent’s receipt of a certificate executed by National Beef’s chief financial officer setting forth the National Beef Leverage Ratio for such fiscal year and including the detailed calculation thereof and a copy of the audited financial statement of National Beef (“National Beef Leverage Ratio Certificate”) ( and it being expressly understood that the LIBOR Rate Loans Applicable Margin once set for a LIBOR Rate Loan will not change during the LIBOR Rate Interest Period); and

(b) With respect to the Tranche B Loan(s), the rates per annum set forth below (subject to automatic amendment as set forth below) for the then applicable “Borrowing Base Availability Level” referenced in the first column below (each being called a “Borrowing Base Availability Level”):

Borrowing Base Availability Level	Average Amount of Borrowing Base Availability	Base Rate Loans	LIBOR Rate Loans
Level 1	Greater than or equal to $150,000,000	2.00%	3.00%
Level 2	Less than $150,000,000 but greater than or equal to $50,000,000	2.25%	3.25%
Level 3	Less than $50,000,000	2.75%	3.75%

The initial Borrowing Base Availability Level shall be Level 2 until the Borrowing Base Certificate is required to be delivered by National Beef in October 2009.  The Agent will review National Beef’s Borrowing Base Certificates to determine the amount of Borrowing Base Availability on the Borrowing Base measurement date referenced in National Beef's current Borrowing Base Certificate.  Any change in the Borrowing Base Availability will be effective five (5) days after receipt from National Beef of the relevant Borrowing  Base Certificate; provided, however, that if National Beef’s Borrowing Base Certificate is not delivered on a timely basis in accordance with Section 9.1 of the National Beef Credit Agreement, the Agent may, at its option, deem the Borrowing Base Availability Level to be Level 3 until ten (10) Business Days after the Agent’s receipt from National Beef of such Borrowing Base Certificate.  Notwithstanding the foregoing, if at any time while any Tranche B Loan(s) remains outstanding, any Borrowing Base Certificate, financial statement or compliance certificate delivered by National Beef is shown to be inaccurate, and such inaccuracy, if it had been corrected prior to such delivery, would have caused the application of a higher Applicable Margin for any period than the Applicable Margin that was actually applied for such period, then (i) within five (5) Business Days of discovery or notice of discovery of such inaccuracy National Beef shall deliver to the Agent for distribution to the Syndication Parties a corrected Borrowing Base Certificate, financial statement or compliance statement for such period, (ii) the Applicable Margin for such period shall be recalculated and applied as if the higher Applicable Margin had originally been applicable, and (iii) within five (5) Business Days of such recalculation the Borrower shall pay to the Agent the additional amount of interest and fees owed as a result of such higher Applicable Margin for such period to the extent accrued through the last applicable payment date, and any subsequent payments required to be  made on any subsequent payment date shall be adjusted accordingly.  Nothing contained in this paragraph shall limit or otherwise prejudice any of the other rights and remedies of the Agent or the Syndication Parties under this Credit Agreement.  In the event that the National Beef Credit Agreement is amended to change the table set forth in the definition of Applicable Margin related to Line of Credit Loans, then the preceding table in this Agreement shall be deemed to be amended correspondingly, effective at the same time as such amendment to the National Beef Credit Agreement is effective.

Authorized Officer:  shall have the meaning set forth in Subsection 11.1.5.

Availability Period:  shall have the meaning set forth in Section 4.1.

Bank Debt:  all amounts owing under any Note, fees, Borrower's obligations to purchase CoBank Equity Interests, Funding Losses and all interest, expenses, charges, and other amounts payable by Borrower pursuant to the Loan Documents.

Base Rate:  a rate per annum announced by the Agent on the first Business Day of each week, which shall be the higher of (a) 150 basis points (1.50 percent) greater than the higher of the one week or one month LIBOR Rate, (b) the Prime Rate; or (c) the Federal Funds Rate plus one half of one percent (0.5%).

Base Rate Loans:  Loans with respect to which the interest rate is determined by reference to the Base Rate.

Borrowing Base Availability: at any time, an amount (if positive) equal to (a) the Borrowing Base, as determined in accordance with the National Beef Credit Agreement minus (b) the sum of (i) the aggregate outstanding principal amount of the Line of Credit Loans outstanding under the National Beef Credit Agreement, (ii) the aggregate outstanding amount of the LC Obligations outstanding under the National Beef Credit Agreement and (iii) the aggregate outstanding principal amount of the Swing Line Loans outstanding under the National Beef Credit Agreement.

Borrowing Base Availability Level: shall have the meaning set forth in the definition of Applicable Margin.

Borrowing Base Certificate: a certificate issued by National Beef in substantially the form set forth in the National Beef Credit Agreement, signed as indicated thereon, setting forth the amount of National Beef’s Borrowing Base as determined in accordance with the National Beef Credit Agreement.

Borrower Benefit Plan:  shall have the meaning set forth in Section 10.11.

Borrower Pension Plan:  a Borrower Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code.

Borrower’s Real Property:  shall have the meaning set forth in Section 10.13.

Business Day:  any day of the year, other than a Saturday or Sunday, on which commercial banks in New York, New York and Denver, Colorado are not required or authorized to close and, if such day relates to any LIBOR Rate Loans, a day on which dealing in Dollar deposits is occurring among banks in the London interbank market.

Cattle Purchase and Sale Agreement: The agreement entitled Cattle Purchase and Sale Agreement dated December 1, 1997 by and between Farmland National Beef Packing Company, L.P., a Delaware limited partnership (now National Beef) and U.S. Premium Beef, Ltd., a Kansas cooperative corporation (now Borrower) whereby National Beef agrees to purchase cattle from Borrower.

Change in Law:  shall have the meaning set forth in Subsection 5.2.2.

Closing Date:  the date of this Credit Agreement.

CoBank Equity Interests:  shall have the meaning set forth in Article 8 hereof.

Code:  shall have the meaning set forth in Section 10.11.

Collateral:  shall have the meaning set forth in Section 9.1.

Compliance Certificate:  a certificate of the treasurer of Borrower in form and substance reasonably acceptable to Agent.

Contributing Syndication Parties:  shall have the meaning set forth in Section 16.4.

Debt: with respect to any Person and without duplication: (a) all obligations of such Person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by credit agreements, bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid); (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; (c) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of the Borrower’s business), and indebtedness (excluding prepaid interest thereon and excluding operating leases) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (d) capitalized leases and Synthetic Lease Obligations; and (e) all Guaranty Obligations of such Person in respect of any of the foregoing.

Debt Service Coverage Ratio:  for any consecutive four Fiscal Quarters (a) net income (i) plus depreciation and amortization, and (ii) plus cash distributions received from National Beef, (iii) less (A) the following, as permitted under Section 13.11 hereof: retirements of equity (in the form of the payment of patronage notices), and tax distributions, and (B) earnings from National Beef, (b) divided by the total scheduled principal payments made on all Debt during such period.  For purposes of this definition, (x) cash distributions received from National Beef calculated for each Fiscal Quarter shall include, but without duplication in the following Fiscal Quarter, those cash distributions received from National Beef up to and including the last day of such Fiscal Quarter; and (y) the results of operations of National Beef shall not be included in any calculations required, notwithstanding any provision of GAAP to the contrary.

Default Interest Rate:  a rate of interest equal to 200 basis points in excess of the rate or rates of interest otherwise being charged on the Loans.

Delinquency Interest:  shall have the meaning set forth in Section 16.4.

Delinquent Amount:  shall have the meaning set forth in Section 16.4.

Delinquent Syndication Party:  shall have the meaning set forth in Section 16.4.

Delivery Agreement(s):  the agreements entered into by and between Borrower and its producers whereby Borrower agrees to market, and the producer agrees to deliver, one head of cattle for each Class A unit owned by the producer at or during specified delivery periods, substantially in the form and substance of the documents designated “Uniform Cattle Delivery and Marketing Agreement (Even Slots)” and “Uniform Cattle Delivery and Marketing Agreement (Odd Slots)” and attached hereto as Exhibit 1.29(a) and Exhibit 1.29(b), respectively.

Dollar(s) and $: lawful currency of the United States of America

EBITDA: for any period of determination, the consolidated net income of National Beef, before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation, amortization and other noncash expenses or charges, excluding (to the extent otherwise included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory or property, plant and equipment) during the applicable period; and (b) similar nonoperating losses during such period. Payments made under the Water Services Agreement (as defined in the National Beef Credit Agreement) shall be treated as operating expenses for the purposes of calculating EBITDA.

Environmental Laws:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987 (“RCRA”).

Environmental Regulations:  as defined in the definition of Hazardous Substances.

ERISA:  shall have the meaning set forth in Section 10.11.

Event of Default:  shall have the meaning set forth in Section 15.1.

Fiscal Quarter: the period of approximately three months ending on the last Saturday in August, November, February and May of each calendar year and beginning on the following day.

Fair Market Value:  a valuation as determined in a written appraisal from an MAI certified appraiser or by such other method as shall be agreed upon by Borrower and Agent.

Funded Debt: for any date of determination, the then outstanding principal amount of all of National Beef’s consolidated interest-bearing Debt (including without limitation, capitalized leases) plus the then undrawn amount of all outstanding letters of credit (including without limitation, the LCs); provided, however, that (i) LC’s or indemnity obligations issued to support other Debt shall not be included in Funded Debt to the extent that such other Debt is, itself, included in Funded Debt; (ii) National Beef’s Debt under the Water Services Agreement (as defined in the National Beef Credit Agreement) shall not be included in Funded Debt; (iii) National Beef’s Class A or Class B Units subject to redemption rights shall not be included in Funded Debt; and (iv) National Beef’s obligations under deferred compensation plans shall not be included in Funded Debt

Funding Losses:  shall have the meaning set forth in Subsection 7.1.1.

GAAP:  generally accepted accounting principles in the United States of America, applied consistently, as in effect from time to time.

Guaranty Obligation: as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Hazardous Substances:  dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto (“Environmental Regulations”), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.

Indemnified Agency Parties:  shall have the meaning set forth in Section 16.19.

Indemnified Parties:  shall have the meaning set forth in Section 14.1.

Interest Period:  the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Loans and which shall be a one, two, three or six month period of time, commencing with the borrowing date of such LIBOR Rate Loans or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided herein as the Borrower may specify in a notice of borrowing or a notice of interest conversion; provided, however, that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall extend beyond the applicable Maturity Date, and (c) there shall be no more than ten (10) Interest Periods for LIBOR Rate Loans outstanding at any one time.

Leverage Ratio: as of the end of any fiscal year of National Beef, the ratio of: (a) National Beef’s Funded Debt as of the end of the fiscal year, divided by (b) National Beef’s EBITDA during the fiscal year.

LIBOR Rate: (a) with respect to each day during each Interest Period applicable to a LIBOR Rate Loan, the per annum rate for the Interest Period selected by Borrower, as quoted by the British Bankers' Association (or if such quotation source is unavailable, such other quotation source as may be reasonably selected by the Agent) for the purpose of displaying London Interbank Offered Rates for Dollar deposits, (which shall be the LIBOR rate in effect on the Business Day of the related LIBOR Rate Loan) rounded up to the 1/100th of 1% per annum, or (b) with respect to the determination of the Base Rate, the LIBOR rate, as quoted by the British Bankers' Association (or if such quotation source is unavailable, such other quotation source as may be reasonably selected by the Agent) for the purpose of displaying London Interbank Offered Rates for Dollar deposits, in each case divided by a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

LIBOR Rate Loans:  Loans with respect to which the interest rate is determined by reference to the LIBOR Rate.

Licensing Laws:  shall have the meaning set forth in Section 10.4.

Loans:  shall have the meaning set forth in Section 2.1.

Loan Advance Amount:  shall have the meaning set forth in Section 16.3.

Loan Documents:  this Credit Agreement, the Notes, the Security Documents and other documents required to grant to Agent, for the benefit of the Syndication Parties, a perfected security interest in the Collateral.

Loan Proceeds:  shall have the meaning set forth in Section 3.1.

Majority Lenders:  shall have the meaning set forth in Section 16.8.

Material Adverse Effect:  means: (a) a material adverse effect on the financial condition, results of operation, business or property of Borrower; (b) a material adverse effect on the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) a material adverse effect upon the ability of Agent to enforce its rights and remedies under the Loan Documents.

Material Agreements:  shall have the meaning set forth in Section 10.17.

Maturity Date:  the earliest of (i) July 1, 2011, (ii) the date on which the Commitments are terminated in whole pursuant to Section 15.1, or (iii) the date on which the Borrower voluntarily terminates the Tranche B Commitment in whole and pays the Bank Debt in full.

Maximum Syndication Amount:

For CoBank-                             $15,316,763.34

subject to pro rata reduction in accordance with the reduction of the Aggregate Commitment and subject to adjustment in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 16.26 hereof.

National Beef:  National Beef Packing Company, LLC, a Delaware limited liability company.

National Beef Credit Agreement:  the Sixth Amended and Restated Credit Agreement made as of the 25th day of July, 2007, as amended by the First and Second Amendments thereto by and among National Beef, CoBank, and the other financial institutions signatory thereto.  In the event there are subsequent amendments to the National Beef Credit Agreement that affect the references made herein to the terms of the National Beef Credit Agreement, then this Agreement shall be deemed to be amended correspondingly, effective at the same time as such amendment to the National Beef Credit Agreement is effective.  In the event the National Beef Credit Agreement is terminated or is amended or restated in such a way that the terms of this Agreement cannot be rationally or logically conformed, or if the financing thereunder is refinanced under a new agreement with dissimilar terms, then the parties to this Agreement shall negotiate in good faith to amend or restate this Agreement so that this Agreement substantially corresponds to the intent of the parties expressed herein as applied to the new circumstances related to National Beef.

NB Interest:  the membership interests in National Beef held by Borrower.

Net Worth:  the amount of Borrower’s consolidated total assets (based on Borrower’s results as determined in accordance with GAAP) less Borrower’s total consolidated liabilities (based on Borrower’s results as determined in accordance with GAAP).  For purposes of computing Net Worth, Borrower’s total consolidated liabilities shall not include minority interest in National Beef Packing Company, LLC and Kansas City Steak Company, LLC.

Note or Notes:  the promissory notes executed by Borrower pursuant to Section 6.1 hereof, and all amendments, renewals, substitutions and extensions thereof.

Notice of Loan Advance:  shall have the meaning set forth in Section 16.3.

Organization Documents:  in the case of a corporation, its articles or certificate of incorporation and bylaws; in the case of a partnership, its partnership agreement and certificate of limited partnership, if applicable; in the case of a limited liability company, its articles of organization and its operating agreement.

Payment Account:  shall have the meaning set forth in Section 16.10.

Payment Distribution:  shall have the meaning set forth in Section 16.10.

Permitted Encumbrance:  shall have the meaning set forth in Section 10.13.

Person:  any individual, corporation, limited liability company, association, partnership, trust, organization, government, governmental agency, or other entity.

Potential Default:  any event, other than an event described in Section 15.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.

Prime Rate: a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate’’ on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Agent in its reasonable discretion.

Purchase Agreement: the document entitled “Partnership Interest Purchase Agreement” dated as of July 31, 1997, by and between Borrower and the Sellers.

Required License:  shall have the meaning set forth in Section 10.10.

Regulatory Change:  shall have the meaning set forth in Section 17.12.

Security Documents:  the security agreements, mortgages, deeds of trust, financing statements, pledge agreements, leasehold assignment and consents, assignments and/or other security documents executed by Borrower in favor of Agent, for the benefit of the Syndication Parties, to secure Borrower's performance of its obligations under the Notes and other Loan Documents with a first lien (subject to Permitted Encumbrances) on all assets, real and personal, of Borrower, in form and substance acceptable to Agent.

Sellers:   the Persons from which Borrower acquired a portion of the NB Interest pursuant to the Purchase Agreement.

Successor Agent:  such Person as may be appointed as successor to the rights and duties of Agent as provided in Section 16.8 of this Credit Agreement.

Syndication Acquisition Agreement:  shall have the meaning set forth in Section 16.26.

Syndication Interest:  shall have the meaning set forth in Section 16.1.

Syndication Parties:  CoBank in its role as a lender hereunder, but not in its role as Agent hereunder and such Persons as shall from time to time execute a Syndication Acquisition Agreement substantially in the form of Exhibit 16.26 hereto signifying their election to purchase all or a portion of the Syndication Interest of any Syndication Party, in accordance with Section 16.26 hereof, and to become a Syndication Party hereunder.

Syndication Party Advance Date:  shall have the meaning set forth in Section 16.3.

Syndication Share:  shall mean:

For CoBank  100%

subject to adjustment (a) as provided in Section 16.4 hereof; and (b) for sales or transfers of Syndication Interests by any Syndication Party as provided in Section 16.26 hereof.

Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Tranche A Commitment: the portion of the Aggregate Commitment in the initial amount of $2,316,763.34, and reducing with each payment of principal on the Tranche A Loan(s).

Tranche A Loan(s):  shall have the meaning set forth in Section 2.1.

Tranche B Commitment: the portion of the Aggregate Commitment in the initial amount of $13,000,000.00, and reducing to $10,000,000 on May 31, 2010.

Tranche B Loan(s):  shall have the meaning set forth in Section 2.1.

Transfer:  shall have the meaning set forth in Section 16.26.

Type: with respect to any Loans, whether such Loans are Base Rate Loans or LIBOR Rate Loans.

Wire Instructions:  shall have the meaning set forth in Section 16.28.

Working Capital: the excess of Borrower’s consolidated current assets (based on Borrower’s results as determined in accordance with GAAP) over Borrower’s consolidated current liabilities (based on Borrower’s results as determined in accordance with GAAP).  For the purpose of determining Working Capital, current assets will include cash distributions reasonably expected to be received from National Beef during the quarterly reporting period that follows the date of determination of Working Capital.

ARTICLE 2.  LOAN AMOUNT.

2.1     Loans.  Borrower and the Syndication Parties acknowledge and agree that the Tranche A Commitment has been fully funded under the Prior Agreement (if held by one Syndication Party as one Type the “Tranche A Loan” and if held by more than one Syndication Party or if more than one Type, the “Tranche A Loans”).  Amounts repaid on the Tranche A Loan(s) shall not be reborrowed.   On the terms and conditions set forth in this Credit Agreement, the Syndication Parties agree, each as to their Syndication Share and to the extent of their Maximum Syndication Amount, to make loans to Borrower in an amount up to the Tranche B Commitment (if held by one Syndication Party as one Type the “Tranche B Loan” and if held by more than one Syndication Party or if more than one Type, the “Tranche B Loans”).  Amounts repaid on the Tranche B Loan(s) may be reborrowed.  Notwithstanding the foregoing, and other terms set forth in this Agreement, during at least 30 consecutive days during each calendar year the amount outstanding under the Tranche B Loan shall be $0.  The Tranche A Loan(s) and the Tranche B Loan(s) are sometimes collectively referred to herein as the “Loans”.

ARTICLE 3.  PURPOSE.

3.1     Purpose.  The proceeds of the Tranche B Loan(s) (“Loan Proceeds”) may be used by Borrower only for working capital, general corporate purposes related to the operation of its business as described in Section 13.2 hereof, and tax distributions, subject to the limitations of Section 13.11 hereof, and Borrower agrees to use the Loan Proceeds for such purposes only.

ARTICLE 4.  AVAILABILITY.

4.1     Availability.  The Loan Proceeds will be made available to Borrower provided that the applicable conditions set forth in Article 11 hereof are satisfied and until the Maturity Date (“Availability Period”).  Unless otherwise agreed, the Loan Proceeds will be made available on any Business Day during the Availability Period by wire transfer of immediately available funds in accordance with written wire transfer instructions to be furnished by Borrower on a form supplied by Agent.  Any request by the Borrower for Loan Proceeds hereunder must be given by the Borrower in accordance with Section 11.2.1 not later than 11:00 a.m. (Denver time) on the Business Day on which any proposed LIBOR Rate Loan and not later than 11:00 a.m. (Denver time) on the Business Day on which any proposed Base Rate Loan, is proposed to be made.  Each request for Loan Proceeds hereunder shall be irrevocable and shall be deemed to be a representation by the Borrower that on the date the Loan Proceeds are requested and after giving effect to the requested Loan Proceeds the applicable conditions specified in Article 11 have been and will be satisfied.  Each request for Loan Proceeds hereunder, in addition to meeting the applicable requirements of Section 4.2, shall specify (i) the requested date thereof, (ii) the aggregate amount of the Loan Proceeds to be made on such date, which shall be in a minimum amount of $25,000 and an integral multiple of $25,000, (iii) whether such Loan Proceeds are to be funded as a Base Rate Loans or LIBOR Rate Loans and (iv) in the case of LIBOR Rate Loans, the duration of the initial Interest Period applicable thereto. Promptly upon receipt of such notice, the Agent shall advise each Syndication Party of the requested Loan Proceeds and of such Syndication Parties’ ratable share of such Loans.  At or before 1:00 p.m. (Denver time) on the date of the requested Loan Proceeds, each relevant Syndication Party shall provide the Agent at the Agent’s principal office in Denver with immediately available funds covering such Syndication Parties’ Syndication Share of the requested Loans.  Unless the Agent determines that any applicable condition specified in Article 11 has not been satisfied or waived, the Agent will make available to the Borrower at the Agent’s principal office in Denver, Colorado in immediately available funds not later than 2:30 p.m. (Denver time) on the date the Loan Proceeds are requested the amount of the requested Loan Proceeds to the extent received by the Agent.

4.2     Conversion of Loans.  With respect to Loans, the Borrower may, upon written notice given by the Borrower to the Agent not later than 11:00 a.m. (Denver time) on the Business Day of any proposed interest conversion or roll over, (a) convert Loans of one Type into Loans of another Type, or (b) continue or roll over existing LIBOR Rate Loans; provided, however, that (i) with respect to any conversion into or roll over of LIBOR Rate Loans, no Event of Default shall have occurred and be continuing, (ii) with respect to any facsimile notice of interest conversion, the Borrower shall promptly confirm such notice by sending the original notice to the Agent and (iii) any continuation or roll over of LIBOR Rate Loans for the same or a different Interest Period or into Base Rate Loans, shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans.  Each such notice of interest conversion shall specify therein the requested (x) date of such conversion, (y) the Loans to be converted and whether such Loans constitute LIBOR Rate Loans, and (z) if such interest conversion is into LIBOR Rate Loans, the duration of the Interest Period for such Loans.  The Agent shall promptly deliver a copy thereof to each Syndication Party. Each such notice shall be irrevocable and binding on the Borrower.  If the Borrower shall fail to give a notice of interest conversion with respect to any LIBOR Rate Loans as set forth above, such Loans shall automatically convert to Base Rate Loans on the last day of the Interest Period with respect thereto.  The provisions of this Section 4.2 shall also apply to initial Loans made as LIBOR Rate Loans.  Written notice of requests for Loan Proceeds or conversions or continuations of Loans shall be in substantially the form of Exhibit 4.2 attached hereto.

ARTICLE 5.  INTEREST AND FEES.

5.1     Interest Calculation and Payment.  The Borrower shall pay interest on the unpaid principal amount of the Loans made by each Syndication Party from the date of such Loans until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a)      Base Rate Loans, so long as no Event of Default has occurred and is continuing, shall bear interest at a rate per annum equal to the sum of the Base Rate in effect from time to time plus the then Applicable Margin (calculated according to the Leverage Ratio Level or Borrowing Base Availability Level, as the case may be).  Such interest shall be payable monthly in arrears on the twentieth day of each month and on the Maturity Date applicable thereto.

(b)     LIBOR Rate Loans, so long as no Event of Default has occurred and is continuing, shall bear interest at a rate per annum during each day of each Interest Period for such Loans equal to the sum of the LIBOR Rate for such Interest Period for such Loans plus the then Applicable Margin (calculated according to the Leverage Ratio Level or Borrowing Base Availability Level, as the case may be).  Such interest shall be payable in arrears on the last day of the relevant Interest Period, and, if such Interest Period exceeds three months, the day which is three months after the date on which the relevant LIBOR Rate Loans were disbursed.

(c)      After the occurrence of an Event of Default and for so long as such Event of Default is continuing, the Agent may (upon the direction of the Majority Lenders) notify the Borrower that any and all amounts due hereunder, under the Notes or under any other Loan Document, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date of such notice by the Agent and for so long as such Event Default continues, payable on demand, at the Default Interest Rate.

(d)     All computations of interest shall be made by the Agent, by reference to the actual number of days elapsed based on a year of 360 days (in the case of fees and of LIBOR Rate Loans) or 365 or 366 days (in the case of Base Rate Loans), as applicable. Each determination of an interest rate by the Agent shall be conclusive and binding for all purposes, absent manifest error.  Any accrued interest unpaid on the Maturity Date shall be due and payable on the Maturity Date.

5.2     Additional Provisions for LIBOR Rate Loans.

5.2.1  Inapplicability or Unavailability of LIBOR Rate.  If Agent at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Agent shall promptly give notice thereof to Borrower.  If such notice is given and until such notice has been withdrawn by Agent, then any portion of the outstanding principal balance hereof which bears interest determined in relation to the LIBOR Rate shall, subsequent to the end of the Interest Period applicable thereto, bear interest at the Base Rate (“Base Rate Loans”).

5.2.2  Change in Law; LIBOR Rate Loans Unlawful.  If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a “Change in Law”) shall make it unlawful for any of the Syndication Parties to (a) advance its Syndication Share of any LIBOR Rate Loans or (b) maintain its Syndication Share of all or any portion of the LIBOR Rate Loans, each such Syndication Party shall promptly, by telephone or facsimile, notify Agent thereof, and of the reasons therefor and Agent shall promptly notify Borrower thereof and if the notice from such Syndication Party is in writing, Agent shall provide a copy of such notice to Borrower.  In the former event, any obligation of any such Syndication Party to make available its Syndication Share of any future LIBOR Rate Loans shall immediately be canceled (and, in lieu thereof shall be made as Base Rate Loans), and in the latter event, any such unlawful LIBOR Rate Loans or portions thereof then outstanding shall be converted, at the option of such Syndication Party, to Base Rate Loans; provided, however, that if any such Change in Law shall permit the LIBOR Rate to remain in effect until the expiration of the Interest Period applicable to any such unlawful LIBOR Rate Loans, then such LIBOR Rate Loans shall continue in effect until the expiration of such Interest Period.  Upon the occurrence of any of the foregoing events on account of any change in any law, treaty, rule, regulation or determination of a court or governmental authority or in the interpretation or application thereof , Borrower shall pay to Agent immediately upon demand such amounts as may be necessary to compensate any such Syndication Party for any fines, fees, charges, penalties or other costs incurred or payable by such Syndication Party as a result thereof and which are attributable to any LIBOR Rate Loans made available to Borrower hereunder, and any reasonable allocation made by any such Syndication Party among its operations shall be conclusive and binding upon Borrower absent manifest error.

5.3     Fees.  Borrower shall pay or cause to be paid the following fees:

5.3.1  Non-Use Fee.  Borrower agrees to pay to the Agent for distribution to the Syndication Parties (based on their applicable respective Syndication Shares) a quarterly non-use fee on the daily average unused amount of Tranche B Loans at the rate per annum of one quarter of one percent (0.25%) (the “Non-Use Fee”).  The Non-Use Fee for each calendar quarter shall be due and payable in arrears on the first Business Day of each January, April, July and October hereafter through the Maturity Date applicable to the Tranche B Loans.  A pro-rated non-use fee shall be due and payable on the first Business Day of the quarter following the date of this Agreement and on the Maturity Date applicable to the Tranche B Loans.  Each Non-Use Fee shall be earned as it accrues.

5.4     This Section Intentionally Omitted.

ARTICLE 6.  NOTES; PAYMENTS.

6.1     Promissory Notes.  Each Syndication Party's Syndication Interest in the Loans shall be evidenced by a promissory note, payable to the order of such Syndication Party in the face amount equal to such Syndication Party's Maximum Syndication Amount, in the form attached hereto as Exhibit 6.1 (each a “Note” and collectively, the “Notes”).

6.2     Principal Payments.  Principal owing under the Tranche A Loan(s) shall be payable in equal quarterly installments of $257, 418.14, commencing on July 1, 2009 and on the first day of each succeeding October, January, April and July (or on the next succeeding Business Day in the event the date specified is not a Business Day) to and including the Maturity Date, at which time the entire amount of principal shall be due and payable in full.  Principal owing under the Tranche B Loan(s) shall be payable as follows: (a) on May 31, 2010 in such amount, if any, as is necessary to reduce the outstanding principal balance to an amount not more than $10,000,000, and (b) on the  Maturity Date, the entire amount of any principal outstanding shall be due and payable in full.

6.3     Interest Payments.  Interest shall be payable as set forth in Section 5.1, with any accrued and unpaid interest payable on the Maturity Date.

6.4     Application of Payments.  Provided that an Event of Default or Potential Default has not occurred and is continuing, payments shall be applied as directed by Borrower.  Upon the occurrence and during the continuance of an Event of Default or Potential Default, all amounts paid to Agent shall be applied, as Agent in its sole discretion shall determine, to fees, interest, principal or to any other Bank Debt.  The amount of Loan Proceeds advanced and other Bank Debt, and all payments by or on behalf of Borrower, of such amounts, shall be entered on the books of the Agent and/or the Syndication Parties and such entries shall be presumptive evidence of the unpaid amounts outstanding from time to time under the Notes and other Loan Documents.

6.5     Manner of Payment.  All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made to Agent (a) in immediately available federal funds, to be received no later than 12:00 noon Central Time of the Business Day on which such payment is due by wire transfer to such account as Agent may designate by notice; and (b) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.

6.6     This Section Intentionally Omitted.

ARTICLE 7.  PREPAYMENTS.

7.1     Voluntary Prepayments.  Borrower shall have the right to prepay all or any part of the outstanding principal balance under the Loans at any time in integral multiples of $250,000.00 (or the entire outstanding balance, if less), with at least three Business Days prior notice and upon payment of all Funding Losses calculated as provided in Subsection 7.1.1 hereof.

7.1.1  Funding Losses. “Funding Losses” shall be applicable only to payment or prepayment of LIBOR Rate Loans and shall be determined by the Agent for the purposes of this Credit Agreement as follows:

(a)      Determine the difference between:  (i) the LIBOR Rate in effect for the first day of the Interest Period during which the prepayment occurs for the LIBOR Rate Loans being prepaid, minus (ii) the LIBOR Rate in effect on the day on which the prepayment occurs, provided the amount shall not be less than zero.

(b)     Then divide the amount so determined by 360 and multiply the result (i) by the amount being prepaid, and (ii) by the number of days remaining in the Interest Period of the LIBOR Rate Loans being prepaid.

7.2     This Section Intentionally Omitted.

7.3     This Section Intentionally Omitted.

ARTICLE 8.  COBANK EQUITY.

So long as CoBank is a Syndication Party under this Agreement, the Borrower will acquire equity in CoBank (“CoBank Equity Interests”) in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank under this Agreement shall not exceed the maximum amount permitted by CoBank’s Bylaws as of the date of this Agreement.  The rights and obligations of the parties with respect to such equity and any distributions made on account thereof or on account of the Borrower’s patronage with CoBank shall be governed by CoBank’s Bylaws, except that if CoBank sells a participation in a portion of any Loans due to CoBank, such portion of the Loans due to CoBank shall not be entitled to patronage distributions.  A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof).  The Borrower hereby consents and agrees that the amount of any distributions with respect to the Borrower’s patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. § 1388) and that are received by the Borrower from CoBank will be taken into account by the Borrower at the stated Dollar amounts whether the distribution is evidenced by a stock certificate or other form of written notice that such distribution has been made and recorded in the Borrower’s name on CoBank’s records.  The Loans due to CoBank under this Agreement and other Debt due to CoBank hereunder shall be secured by a statutory first Lien on all equity that the Borrower may now own or hereafter acquire in CoBank.  Such equity shall not, however, constitute security for Debt due to any other Syndication Party under this Agreement.  CoBank shall not be obligated to set off or otherwise apply such equities to the Borrower’s Debt to CoBank.

So long as CoBank is a Syndication Party under this Agreement, the Borrower will acquire equity in CoBank (“CoBank Equity Interests”) in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank under this Agreement shall not exceed the maximum amount permitted by CoBank’s Bylaws as of the date of this Agreement.  The rights and obligations of the parties with respect to such equity and any distributions made on account thereof or on account of the Borrower’s patronage with CoBank shall be governed by CoBank’s Bylaws, except that if CoBank sells a participation in a portion of any Loans due to CoBank, such portion of the Loans due to CoBank shall not be entitled to patronage distributions.  A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof).  The Borrower hereby consents and agrees that the amount of any distributions with respect to the Borrower’s patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. § 1388) and that are received by the Borrower from CoBank will be taken into account by the Borrower at the stated Dollar amounts whether the distribution is evidenced by a stock certificate or other form of written notice that such distribution has been made and recorded in the Borrower’s name on CoBank’s records.  The Loans due to CoBank under this Agreement and other Debt due to CoBank hereunder shall be secured by a statutory first Lien on all equity that the Borrower may now own or hereafter acquire in CoBank.  Such equity shall not, however, constitute security for Debt due to any other Syndication Party under this Agreement.  CoBank shall not be obligated to set off or otherwise apply such equities to the Borrower’s Debt to CoBank.

ARTICLE 9.  SECURITY.

9.1     Borrower's Assets.  To secure the payment and performance of the Bank Debt, Borrower hereby grants to the Agent for the ratable benefit of the Syndication Parties a continuing security interest in all property and interests in property of Borrower, whether now owned or existing or hereafter acquired or arising and wheresoever located, including but not limited to: all Accounts, Inventory, Equipment, Farm Products, Goods, General Intangibles, Payment Intangibles, Commercial Tort Claims (specifically described as those Commercial Tort Claims which are proceeds of any of the other herein described collateral), Deposit Accounts, Margin Accounts, Commodity Accounts, Commodity Contracts, Securities Accounts, Investment Property, Instruments, Letter of Credit Rights, Documents, Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Investor Notes and Investor Loan Documents, all accessions to, substitutions for, and all replacements, products and proceeds of the foregoing (including without limitation, proceeds of insurance policies insuring any of the foregoing), all books and records pertaining to any of the foregoing (including without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records), and all insurance policies insuring any of the foregoing, including, without limitation, the NB Interest, all cattle, all feed, all accounts, Borrower’s rights under the Purchase Agreement (including indemnification rights), the Cattle Purchase and Sale Agreement, and the Delivery Agreements (“Collateral”); provided that none of the Syndication Parties other than CoBank shall have a lien on the CoBank Equity Interests. Borrower shall execute and deliver to Agent, for the benefit of the Syndication Parties, a Pledge Agreement to evidence the security interest of Agent, for the benefit of the Syndication Parties, in the NB Interest.  Borrower shall deliver the originals of any certificates representing the NB Interest to Agent, for the benefit of all present and future Syndication Parties.  Borrower shall also execute such further security agreements, mortgages, deeds of trust, financing statements, assignments or other documents as Agent shall reasonably request, in form and substance as Agent shall specify, to establish, confirm, perfect or provide notice of Agent's security interest (for the benefit of all Syndication Parties) in the Collateral.  If requested by Agent:  (a) Borrower and Agent shall place a legend on any chattel paper included in the Collateral showing Agent's security interest therein; and (b) Borrower shall deliver to Agent possession of any chattel paper, instruments and securities included in the Collateral (duly endorsed to Agent's reasonable satisfaction).

9.2     This Section Intentionally Omitted.

ARTICLE 10.  REPRESENTATIONS AND WARRANTIES.

To induce the Syndication Parties to make the Loans, and recognizing that the Syndication Parties are relying thereon, Borrower represents and warrants as follows:

10.1   Organization, Good Standing, Etc..  Borrower:  (a) is duly organized, validly existing, and in good standing under the laws of its state of organization; (b) qualifies as a limited liability company under the laws of its state of organization; (c) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary; and (d) has all requisite corporate and legal power (i) to own and operate its assets and to carry on its business, and (ii) to enter into and perform the Loan Documents to which it is a party.

10.2   Corporate Authority, Due Authorization; Consents.  Borrower has full power and authority (a) to conduct its business as contemplated to be operated from and after the Closing Date; and (b) to execute, deliver and perform under (i) this Credit Agreement, (ii) the Notes, (iii) all other Loan Documents (iv) all other documents and agreements as contemplated by this Credit Agreement, (v) the Delivery Agreements, and (vi) the Cattle Purchase and Sale Agreement.  All consents or approvals of any Person which are necessary for, or are required as a condition of the execution, delivery and performance of the Loan Documents, the Delivery Agreements, and the Cattle Purchase and Sale Agreement have been obtained.

10.3   Litigation.  Except as described on Exhibit 10.3 hereto, there are, no pending legal or governmental actions, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject which might result in any Material Adverse Effect and, to Borrower's knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.

10.4   No Violations.  The execution, delivery and performance of the Loan Documents, the Delivery Agreements, and the Cattle Purchase and Sale Agreement will not: (a) violate any provision of Borrower's articles of organization or operating agreement, or any law, rule, regulation, judgment, order or ruling of any court or governmental agency; (b) violate, conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained (“Licensing Laws”).

10.5   Binding Agreement.  Each of the Loan Documents to which Borrower is a party is, or when executed and delivered, will be, the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity.

10.6   Compliance with Laws.  Borrower is in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance would result in a Material Adverse Effect.

10.7   Principal Place of Business.  Borrower's place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 12.1 hereof are kept, is located at the place(s) shown on Exhibit 10.7 hereto.

10.8   This Section Intentionally Omitted.

10.9   Payment of Taxes.  Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due.  Borrower has paid when due all other taxes, assessments or impositions levied or assessed against Borrower or its business or properties.

10.10 Licenses and Approvals.  Borrower has ownership of, or license to use, or has been issued, all trademarks, patents, copyrights, franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted (“Required Licenses”).  Exhibit 10.10 lists all Required Licenses presently in existence with respect to Borrower.  Each Required License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower's knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of Borrower's rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect.  No consent, permission, authorization, order, or license of any governmental authority, is necessary in connection with the:  (a) execution, delivery, performance, or enforcement of and under the Loan Documents to which Borrower is a party; or (b) the execution, delivery, and performance of and under the Delivery Agreements or the Cattle Purchase and Sale Agreement, except such as have been obtained and are in full force and effect and as are described on Exhibit 10.10.

10.11 Employee Benefit Plans.  Borrower does not presently maintain or participate in, and has not in the past maintained or participated in, and is not obligated to contribute to, any of the following (each a “Borrower Benefit Plan” and collectively “Borrower Benefit Plans”): (a) any funded “employee welfare benefit plan,” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”); (b) any “multiemployer plans,” as defined in Section 3(37) of ERISA; (c) any  “employee pension benefit plan” as defined in Section 3(2) of ERISA; (d) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA; (e) any “multiple employer plan” within the meaning of Section 413 of the Internal Revenue Code of 1986, as amended from time to time (“Code”); (f) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (g) a “voluntary employees’ beneficiary association” within the meaning of Section 501(a)(9) of the Code; (h) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (i) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees.

10.12 Equity Investments.  Borrower does not now own any stock or other voting or equity interest, directly or indirectly, in any Person other than:  (a) the NB Interest, (b) the CoBank Equity Interests, and (c) as set forth on Exhibit 10.12.

10.13 Real Property; Title to Real and Personal Property.  Borrower:  (a) has all real property interests, including without limitation, fee interests, leasehold interests, easements, licenses and rights of way which are necessary for the conduct of Borrower's business; and (b) does not own any fee interest or leasehold interest, or any other interest, including without limitation any easements, rights of way or licenses, in real property, other than as set forth on Exhibit 10.13 hereto (“Borrower’s Real Property”).  Borrower holds good and marketable title to all of Borrower’s Real Property (other than rights of way, easements and similar interests in real property which in the aggregate are not material), owns all of its personal property, and holds all of its leases, free and clear of any lien, pledge, restriction, or encumbrance, except as specifically identified in Exhibit 10.13 attached hereto or as permitted by Section 13.3 hereof (“Permitted Encumbrances”).  All of Borrower's leases which constitute Material Agreements are in full force and effect and afford Borrower peaceful and undisturbed possession of the subject matter thereof.

10.14 Personal Property.  Borrower has all tangible personal property necessary for the conduct of Borrower's business as it is being conducted; all such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the uses for which it is being utilized; and all such property (other than titled motor vehicles) is described in one or more of the Security Documents.

10.15 Environmental Compliance.  Without limiting the provisions of Section 10.6 above, all property owned or leased by Borrower and all operations conducted by it are in compliance in all material respects with all Laws relating to environmental protection, with respect to which the failure to comply would have a Material Adverse Effect.

10.16 Fiscal Year.  Each fiscal year of Borrower ends on the last Saturday in August of each calendar year and begins on the following day.

10.17 Material Agreements.  That Exhibit 10.17 attached hereto sets forth all agreements of Borrower, the termination or breach of which, based upon Borrower's knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect (“Material Agreements”).  Neither Borrower nor, to Borrower's knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.

10.18 Regulations T, U and X.  No portion of any Loans will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 207, 221, and 224.

10.19 Trademarks, Trade Names, etc.   Borrower has ownership or the lawful right to use all trade names, trademarks, and other intellectual property which it utilizes in its business as presently being conducted and as anticipated to be conducted, and all such property or property rights are described on Exhibit 10.19 hereto.

10.20 This Section Intentionally Omitted.

10.21 This Section Intentionally Omitted.

10.22 Disclosure.  The representations and warranties contained in this Article 10 and in the other Loan Documents or in any financial statements or projections provided to CoBank do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading.

ARTICLE 11.  CONDITIONS TO ADVANCES.

11.1   Conditions to Closing.  The obligation of the Syndication Parties to make the Loans thereunder is subject to satisfaction, in Agent's sole discretion, of each of the following conditions precedent:

11.1.1 Loan Documents.  Agent shall have received duly executed originals of the Loan Documents.

11.1.2 Searches; UCC Filings.  Agent shall have received: searches of appropriate filing offices dated no more than fourteen (14) days prior to the Closing Date showing that (a) no state or federal tax liens have been filed which remain in effect against Borrower, (b) except with respect to Permitted Encumbrances no financing statements have been filed by any Person except to perfect the security interests required by this Credit Agreement, which remain in effect against Borrower or any of its assets, and (c) all financing statements necessary to perfect the security interests granted to Agent (for the benefit of the Syndication Parties) under the Loan Documents have been filed or recorded, to the extent such security interests are capable of being perfected by such filing.

11.1.3 This Section Intentionally Omitted.

11.1.4 Organizational Documents.  Agent shall have received: (a) good standing certificates, dated no more than thirty (30) days prior to the Closing Date, for Borrower, from each state where its operations require qualification or authorization to transact business; (b) a copy of the Articles of Organization of Borrower; and (c) a copy of the Operating Agreement of Borrower.

11.1.5 Evidence of Corporate Action.   Agent shall have received in form and substance satisfactory to Agent, documents evidencing all corporate action taken by Borrower to authorize (including the specific names and titles of the persons authorized to so act (“Authorized Officers”)) the execution, delivery and performance of the Loan Documents to which it is a party.

11.1.6 This Section Intentionally Omitted.

11.1.7 Evidence of Insurance.  Borrower shall have provided Agent with insurance certificates and such other evidence, in form and substance satisfactory to Agent, of all insurance required to be maintained by it under the Loan Documents.

11.1.8 This Section Intentionally Omitted.

11.1.9 This Section Intentionally Omitted.

11.1.10 Material Agreements.  Agent shall have received copies of those Material Agreements as Agent may request in its sole discretion.

11.1.11 This Section Intentionally Omitted.

11.1.12 No Material Change.  No change shall have occurred in the condition or operations of Borrower since the Closing Date which could result in a Material Adverse Effect.

11.1.13 Fees and Expenses.  Borrower shall have paid Agent, by wire transfer of immediately available federal funds all expenses owing pursuant to Section 17.1 hereof.

11.1.14 CoBank Equity Interest Purchase Obligation.  Borrower shall have purchased such CoBank Equity Interests as CoBank may require pursuant to Article 8 hereof.

11.1.15 This Section Intentionally Omitted.

11.1.16 This Section Intentionally Omitted.

11.1.17 This Section Intentionally Omitted.

11.1.18 This Section Intentionally Omitted.

11.1.19 This Section Intentionally Omitted.

11.1.20 This Section Intentionally Omitted.

11.1.21 This Section Intentionally Omitted.

11.1.22 This Section Intentionally Omitted.

11.1.23 Further Assurances.  Borrower shall have provided and/or executed and delivered to Agent such further assignments, documents or financing statements, in form and substance satisfactory to Agent, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as Agent may reasonably request.

11.2   Conditions to Loans.  The Syndication Parties’ obligation to fund Loans is subject to the satisfaction, in Agent’s sole discretion, of each of the following conditions precedent, as well as those set forth in Section 11.1 hereof:

11.2.1 Request For Loan Proceeds.  Agent shall have received from Borrower (including by facsimile transmission) prior to the date Borrower requests Loan Proceeds:  (a) a duly completed request in the form prescribed by the Agent which has been signed by an Authorized Officer; and (b) such other information or documentation as Agent may request; provided that the request for Loan Proceeds shall not be deemed to have been received by Agent until it is satisfactory to Agent and includes all information and documentation that Agent may request. The request for Loan Proceeds shall be irrevocable.

11.2.2 Possession of Documents.  Agent shall have received possession of all instruments or securities, if any, representing the NB Interest, in form and substance satisfactory to Agent.

11.2.3 This Section Intentionally Omitted

11.2.4 This Section Intentionally Omitted.

11.2.5 This Section Intentionally Omitted.

11.2.6 National Beef Acknowledgment, Consent and Agreement.  Borrower shall have provided Agent with the written and executed acknowledgment, consent and agreement of National Beef in form and substance satisfactory to Agent in its discretion regarding Borrower’s pledge of a security interest in the NB Interest to Agent and the Syndication Parties as required hereunder and the rights arising on account of such pledge.

11.2.7 This Section Intentionally Omitted.

11.2.8 This Section Intentionally Omitted.

11.2.9 Default. As of the date of a request for Loan Proceeds no Event of Default or Potential Default shall have occurred and be continuing, and the disbursing of the amount of the Loan Proceeds requested in the Advance Request shall not result in an Event of Default or Potential Default.

11.2.10 Representations and Warranties.  The representations and warranties of Borrower contained in each of the Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date on which each of the Loans are to be made as though made on such date.  Borrower shall have paid Agent, by wire transfer of immediately available U.S. funds all expenses owing pursuant to Section 17.1 hereof.

11.3   Additional Disbursement Conditions.  At no time and in no event shall the Syndication Parties collectively be obligated to make Loans: (a) in an amount which, when added to all prior Loans, would be in excess of the Aggregate Commitment; (b) other than during the Availability Period; or (c) after the enactment of any law by any governmental authority having jurisdiction over any Syndication Party which would make it unlawful in any respect for such Syndication Party to make the Loans or maintain its Syndication Share of the Loans.

ARTICLE 12.  AFFIRMATIVE COVENANTS.

From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full and the Syndication Parties have no obligation to make any Loans hereunder, Borrower agrees that it will observe and comply with, the following covenants for the benefit of Agent and the Syndication Parties:

12.1   Books and Records.  Borrower shall at all times keep proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.

12.2   Reports and Notices.  Borrower shall provide to Agent the following reports, information and notices:

12.2.1 Annual Financial Statements.  As soon as available, but in no event later than one hundred and twenty (120) days after the end of any fiscal year of Borrower occurring during the term hereof the Borrower’s annual report prepared in accordance with GAAP consistently applied which shall:  (a) be audited by independent certified public accountants selected by Borrower which are reasonably acceptable to Agent; (b) be accompanied by a report of such accountants containing an opinion reasonably acceptable to Agent; (c) be accompanied by a Compliance Certificate; (d) be prepared in reasonable detail and in comparative form; and (e) include a balance sheet, a statement of operations, a statement of cash flows, a statement of capital shares and equities, and all notes and schedules relating thereto.

12.2.2 Quarterly Financial Statements.  As soon as available but in no event more than sixty (60) days after the end of each Fiscal Quarter the following consolidating financial statements or other information concerning Borrower's operations, prepared in accordance with GAAP consistently applied:  (a) a balance sheet, (b)  a statement of operations, and (c) a statement of cash flows, for such Fiscal Quarter and for the year to date and (g) such other quarterly statements as Agent may reasonably request, which quarterly statements requested under this clause (g) shall include any and all notes and schedules thereto.  Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate.

12.2.3 Notice of Suit, Adverse Change or Default.  The Borrower shall, as soon as possible, and in any event within ten (10) Business Days after either the Borrower learns of the following, give written notice to the Agent of (a) any proceeding being instituted or threatened to be instituted by or against either the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $2,000,000, (b) any material adverse change in the business, assets or condition, financial or otherwise, of either the Borrower, and (c) the occurrence of any Potential Default or Event of Default.  Within three (3) Business Days after the Agent’s receipt of such written notice, the Agent shall forward such notice to the Syndication Parties.

12.2.4 Notice of Certain Changes.  Borrower shall: (a) notify Agent at least ten (10) Business Days prior to the occurrence of any change in the name or business form of Borrower; and (b) take all actions necessary or reasonably requested by Agent in order to maintain the perfected status of Agent's first lien and security interest (subject only to Permitted Encumbrances) in the Collateral.

12.2.5 This Section Intentionally Omitted.

12.2.6 This Section Intentionally Omitted.

12.2.7 Notice of Environmental Litigation.  Promptly after Borrower's receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require Borrower to undertake or to contribute to a cleanup or other response under Environmental Regulations, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could have a Material Adverse Effect.

12.2.8 Regulatory and Other Notices.  Promptly after Borrower's receipt thereof, copies of any notices or other communications received from any governmental authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

12.2.9 Adverse Action Regarding Required Licenses.  In the event Borrower learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of Borrower's knowledge, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses, Borrower shall provide Agent with prompt written notice thereof and shall take, or cause to be taken, all reasonable measures to contest such action in good faith.

12.2.10  Default Under Delivery Agreements or Cattle Purchase and Sale Agreement.  As soon as the existence of any event of default or occurrence becomes known to Borrower which, with the giving of notice or the lapse of time, or both, would become an event of default under (a) any of the Delivery Agreements or (b) the Cattle Purchase and Sale Agreement, Borrower shall promptly give Agent written notice of such event of default or occurrence, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto; provided that no report shall be required under subpart (a) of this Subsection so long as the total number of cattle as to which all such events of default or occurrence which, with the giving of notice or the lapse of time, or both, would become an event of default exist does not at any time exceed, in the aggregate, twenty-five percent (25%) of the number of cattle which Borrower is required, at such time, to be delivered under the Cattle Purchase and Sale Agreement.

12.2.11  Additional Information.  With reasonable promptness:  (a) copies of all communications which Borrower receives or initiates from or to any counterparty which in any way discuss or relate to nonperformance of any such counterparty to (i) any of the Delivery Agreements or (ii) the Cattle Purchase and Sale Agreement; (b) such additional financial information or other documentation as Agent may reasonably request; and (c) all financial statements, business reports, projections or forecasts, notices of distributions, or notices of capital calls received by Borrower with respect to National Beef; provided that no report shall be required under subpart (a)(i) of this Subsection so long as the total number of cattle subject to those Delivery Agreements as to which such communications relate does not at any time exceed, in the aggregate, twenty-five percent (25%) of the number of cattle which Borrower is required, at such time, to be delivered under the Cattle Purchase and Sale Agreement.

12.3   Eligibility. Borrower shall maintain its membership base so that not less than fifty percent (50%) of its equity interest is owned by Persons engaged in the business of raising and feeding cattle or producing other agricultural products.

12.4   Maintenance of Existence and Qualification.  Borrower shall maintain its corporate existence in good standing under the laws of the state of Delaware.  Borrower will qualify and remain qualified as a foreign limited liability company in each jurisdiction in which such qualification is necessary or desirable in view of its business, operations and properties.

12.5   Compliance with Legal Requirements and Agreements.  Borrower shall: (a) comply with all laws, rules, regulations and orders applicable to Borrower or its business; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving Agent or a Syndication Party shall not constitute an Event of Default unless such failure would have a Material Adverse Effect.

12.6   Compliance with Environmental Laws.  Without limiting the provisions of Section 12.5 of this Credit Agreement, Borrower shall comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower to comply with, all Environmental Regulations, the failure to comply with which would have a Material Adverse Effect.

12.7   Taxes.  Borrower shall cause to be paid when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties and federal and state taxes withheld from its employees' earnings, unless such taxes, assessments, or other governmental charges shall be contested in good faith by appropriate actions or legal proceedings and Borrower shall establish adequate reserves therefor in accordance with GAAP.

12.8   Insurance.  Borrower shall keep the Collateral (including, without limitation, all cattle during such times as Borrower has, or is deemed to have, title thereto or while they are in Borrower’s control, care, or possession, and including while they are being transported) insured at all times by an insurance carrier or carriers reasonably acceptable to Agent which have an AI rating by the current BEST Key Rating Guide, against all risks covered by a special form policy (and including flood (for property located in a flood plain zone), earthquake and windstorm coverage) in the amount of the full replacement cost (other than with respect to motor vehicles) of the Collateral as well as liability, worker's compensation, business interruption, boiler and machinery and such other insurance as Bank may reasonably require, in amounts and with deductibles or maximum payouts customarily carried by entities in similar lines of business.  Borrower shall also maintain fidelity coverage (including employee dishonesty) on such officers and employees and in such amounts as Agent shall specify, or in the absence of any such specification, as customarily carried by companies engaged in comparable businesses and comparably situated.  Such insurance policies shall contain such reasonable endorsements as Agent shall from time to time require and all liability policies shall name Agent as an additional insured as its interests may appear (and for the benefit of the Syndication Parties).  All such casualty insurance policies shall be endorsed with a mortgagee's or loss payable clause, as appropriate, in favor of Agent (and for the benefit of the Syndication Parties). Certificates of all insurance referred to in this Section satisfactory to Agent shall be delivered to and held by Agent, and the policy or policies evidencing all such insurance shall be provided to Agent upon Agent’s request therefor.  All such insurance policies shall contain a provision requiring at least ten (10) days' notice to Agent prior to any cancellation for non-payment of premiums and at least forty-five (45) days' notice to Agent of cancellation for any other reason or of modification or non-renewal.  No later than forty (40) days prior to expiration, Borrower shall give Agent (a) satisfactory written evidence of renewal of all such policies with premiums paid, or (b) a written report as to the steps being taken by Borrower to renew or replace all such policies, provided that notwithstanding the receipt of such written report, Agent may at any time thereafter give Borrower written notice to provide Agent with such evidence as described in clause (a), in which case Borrower must do so within ten (10) days of such notice.  Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Collateral which would wholly or partially invalidate any insurance thereon.  Effective upon the occurrence of an Event of Default, all of Borrower's right, title and interest in and to all such policies and any unearned premiums paid thereon are hereby assigned to Agent (for the benefit of the Syndication Parties) who shall have the right, but not the obligation, to assign the same to any purchaser of the Collateral at any foreclosure sale.  Borrower shall give immediate written notice to the insurance carrier and Agent of any loss.  Borrower hereby authorizes and empowers Agent upon the occurrence and during the continuation of an Event of Default, at Agent's option and in Agent's sole discretion, to act as attorney-in-fact for Borrower to make proof of loss, to adjust and compromise any claim under insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent's expenses incurred in the collection of such proceeds.

12.9   Title to Assets and Maintenance.  Borrower shall defend and maintain title to all its properties and assets, including the Collateral.  Borrower shall keep its assets, both real and personal, including the Collateral, in good order and condition consistent with industry practice and shall make all necessary repairs, replacements and improvements so that its business may be properly and advantageously conducted.

12.10 Payment of Liabilities.  Borrower shall pay all liabilities (including, without limitation: (a) any Debt for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to Debt for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Bank Debt) they are contested in good faith by appropriate actions or legal proceedings, Borrower establishes adequate reserves therefor in accordance with GAAP, and such contesting will not result in a Material Adverse Effect.

12.11 Further Assurances; Real Property Security Interests.  Borrower shall, as may be required from time to time by Agent, provide such documents as may be necessary or desirable in the judgment of Agent to verify the existence and perfection of the security interest in the Collateral granted to Agent for the benefit of the Syndication Parties.  Promptly after the purchase or other acquisition of any fee interest in real estate having a cost or Fair Market Value of $25,000.00 or more, Borrower shall provide Agent with written notice of such acquisition and shall grant to Agent (for the benefit of the Syndication Parties) a first deed of trust or mortgage on such real estate (subject to liens permitted by Section 13.3 hereof), such deed of trust or mortgage to be in form and substance as reasonably specified by Agent.  In connection with the delivery of any mortgage or deed of trust, Borrower shall, where required under the guidelines set forth in Subsection 11.1.2 of this Credit Agreement, deliver to Agent a mortgagee's Title Policy satisfactory to Agent in such amount as Agent shall specify, but in no event greater than the value of the real estate, to be obtained at Borrower's sole cost.  In connection with entering into, as lessee, any lease of an interest in real property which lease calls for a rental payment equal to or in excess of $25,000.00 per annum, Borrower shall deliver to Agent a leasehold assignment & consent (naming Agent as assignee for the benefit of the Syndication Parties) in form and substance satisfactory to Agent, together with such consents or estoppels of lessor as Agent shall specify.

12.12 Inspection.  Borrower shall permit Agent or its agents, during normal business hours or at such other times as the parties may agree, to examine Borrower's properties, books, and records, and to discuss Borrower's affairs, finances, operations, and accounts with its respective officers, directors, employees, and independent certified public accountants.

12.13 Required Licenses; Permits; Etc.  Borrower shall duly and lawfully obtain and maintain in full force and effect all Required Licenses as appropriate for the business being conducted and properties owned by Borrower at any given time.

12.14 ERISA. In the event Borrower adopts , maintains, or becomes obligated to make payments under, any Borrower Benefit Plan in the future (which Borrower may not do without the prior written consent of Agent), Borrower shall: (a) cause each such Borrower Benefit Plan to comply in all material respects with the Code and ERISA, including but not limited to preparing and delivering each material report, statement or other document required by ERISA and the Code within the period specified therein and conforming in form and substance to the provisions thereof; (b) cause any Borrower Benefit Plan that is intended to satisfy the requirements of Section 401(a) of the Code to satisfy such requirements including, but not limited to obtaining a favorable determination letter with respect to each such Borrower Benefit Plan; and (c) prepare, deliver, and (d) administer each Borrower Benefit Plan in all material respects in accordance with the terms of such plan and with ERISA, the Code, and any other applicable law, except to the extent any failure to comply with the preceding clauses (a), (b) or (c) would not have a Material Adverse Effect.  Borrower shall take any actions necessary to terminate its status as a participating employer in any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by another entity.  Within ten (10) Business Days after receiving such notice, Borrower shall furnish to Agent any notice received by Borrower relating to an assertion of withdrawal liability imposed by any Multiemployer Plan upon Borrower or Borrower's controlled group prior to the Closing Date, or relating to any violation of the provisions of the Code or ERISA asserted by the Department of Labor, the Pension Benefit Guaranty Corporation or the Department of the Treasury with respect to any Borrower Benefit Plan that could reasonably be expected to have a Material Adverse Effect.

12.15 Cattle Acquisition and Sale.  In acquiring cattle, Borrower shall: (a) comply with all applicable state and federal laws, including brand inspection and bill of sale laws in connection with its acquisition and sale of cattle or other livestock, and (b) take such steps as are necessary and prudent to be certain that the cattle Borrower acquires from its members or otherwise, and the cattle it sells to National Beef, are, in each case, free of any security interest or agister’s or similar lien, other than the lien created pursuant hereto and to the Security Documents.  In selling cattle to National Beef, Borrower shall: (x) sell to National Beef in cash sales only (and not for credit), (y) if National Beef fails to pay Borrower for such cattle in a timely manner as provided in the Packers and Stockyards Act (i) give written notice to National Beef (with a copy filed with the Secretary of Agriculture) within thirty (30) days after payment is due or within fifteen (15) days after a payment instrument is dishonored, and (ii) as, and within the time, required by the Packers and Stockyards Act in order to take advantage of the statutory trust provisions thereof, commence suit against National Beef for damages or file a reparation complaint with the Secretary of Agriculture, and (z) not provide to National Beef or otherwise any written waiver of the trust provisions of the Packers and Stockyards Act.

12.16 This Section Intentionally Omitted.

12.17 This Section Intentionally Omitted.

12.18 This Section Intentionally Omitted.

12.19 Financial Covenants.  Borrower shall maintain the following financial covenants to be tested on a quarterly basis:

(a)      Borrower’s Working Capital shall be calculated on a consolidated basis and shall be not less than $2,300,000 measured as of the last day of each Fiscal Quarter;

(b)     Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.1 to 1.0 measured as of the end of each Fiscal Quarter; provided that compliance with this Subsection shall not be required if at the end of such Fiscal Quarter, Borrower’s Working Capital calculated on a consolidated basis is in excess of the greater of (i) an amount equal to one half of the Syndication Parties then current Aggregate Commitment, or (ii) $4,000,000; and

(c)      Borrower’s Net Worth shall be calculated on a consolidated basis and shall be not less than $70,000,000 measured as of the last day of each Fiscal Quarter.

12.20 Performance Under Delivery Agreements and Cattle Purchase and Sale Agreement.  Borrower shall perform in a timely manner all of its obligations under the Delivery Agreements and the Cattle Purchase and Sale Agreement.

ARTICLE 13.  NEGATIVE COVENANTS.

From and after the date of this Credit Agreement until the Bank Debt is indefeasibly paid in full and the Syndication Parties have no obligation to disburse Loan Proceeds, Borrower agrees that it will observe and comply with the following covenants:

13.1   Borrowing.  Borrower shall not create, incur, assume or permit to exist: (a) any Debt for borrowed money or for the deferred purchase price of property or services; (b) any contingent liabilities, such as guarantees; or (c) any obligations under leases which have or should have been characterized as capital leases, as determined in accordance with GAAP, except for:  (w) amounts owing on open account for purchases and services where such purchases and services were made or obtained in the ordinary course of Borrower’s business and where such accounts call for payment within no more than forty-five (45) days from the date of the billing for such purchases or services; (x) leases and purchase money financing of property used in the ordinary course of Borrower's business the aggregate amount of which does not exceed $50,000.00 at any one time; (y) the Debt outstanding on the date hereof and which is described on Exhibit 13.1 hereto; and (z) Debt constituting any refinancing or refunding of Debt described in subparagraphs (x) and (y) of this Section, provided that the principal amount thereof does not increase as a result of any such refinancing or refunding from the balance owing on the date hereof or on the date of such refinancing or refunding, whichever is lower.

13.2   No Other Businesses.  Borrower shall not transact or engage in any business other than the purchasing of cattle from members, the selling and marketing of cattle, and the development of an integrated cattle processing and beef marketing structure (including the execution of marketing and processing agreements) for the benefit of its members, the development and marketing of cattle identification and information data, collection and transfer systems, the facilitating the assignment or lease by members of their rights and obligations arising out of their interests in Borrower, the ownership of the NB Interest and participation in management of National Beef.

13.3   Liens.  Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance on, or any security interest in, any of the Collateral, except:

(a)      liens for taxes or other governmental charges which are not due or remain payable without penalty, or are being contested in good faith by appropriate actions or proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for such taxes or other governmental charges;

(b)     deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations or in connection with or to secure the performance of bids, tenders, trade contracts or leases or to secure statutory obligations or surety or appeal bonds or other pledges or deposits of like nature and all in the ordinary course of business;

(c)      mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business in respect of obligations not yet due or which are being contested in good faith and by appropriate proceedings;

(d)     easements, rights‑of‑way, zoning restrictions and other similar matters incidental to the ownership of property which do not in the aggregate materially detract from the value of such property or assets or materially impair their use in the operation of the business of Borrower; and

(e)      purchase money security interests in property (including any security interest created in a lease transaction); provided that:  (i) such property is used in the ordinary course of Borrower's business, provided that such security interests shall attach only to the property so purchased (or, if applicable, leased), (ii) the amount of the purchase money financing so secured does not exceed the amount permitted under Section 13.1 hereof, and (iii) the purchase (or, if applicable, lease) occurred subsequent to the Closing Date.

13.4   Sale of Assets.  Borrower will not sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any of the Collateral to any Person, except that; (a) Borrower may dispose of equipment which is obsolete or no longer used or useful by Borrower in its business so long as (i) no Event of Default has occurred and is continuing, and (ii) the transfer is made in an arms length transaction; (b) Borrower may dispose of worn-out equipment so long as (i) if an Event of Default has occurred and is continuing, any proceeds are paid to Agent (for the benefit of the Syndication Parties) and (ii) such sales do not involve equipment having an aggregate fair market value in excess of $50,000.00 for all such equipment disposed of in any calendar year; and (c) Borrower may sell cattle, inventory, and farm products in the ordinary course of its business.

13.5   Liabilities of Others.  Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation of any other Person.

13.6   Payments on Debt.  Borrower shall not make any principal payment on any Debt except:  (a) Debt owing hereunder; and (b) so long as no Event of Default or Potential Default shall exist, other Debt permitted by Section 13.1 hereof.

13.7   Merger; Acquisitions; Business Form; Etc.  Borrower shall not merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or form or create any new subsidiary or affiliate, change its business form from a Delaware limited liability company, or commence operations under any other name, organization, or entity, including any joint venture; provided that Borrower may operate under a trade name so long as (a) it has made a prior written request to Agent for permission to do so and (i) Borrower shall have received Agent’s consent, or (ii) Agent has not responded to such request within ten (10) Business Days of receipt thereof, in which case Agent shall be deemed to have consented, and (b) in any case, Borrower shall have taken such action and executed such documents, including, without limitation, UCC-1 financing statements, as Agent shall reasonably request to create, perfect, or maintain perfection, of Syndication Parties’ security interest in the Collateral, including such trade name.

13.8   Loans, Advances and Investments.  Except for the purchase of CoBank Equity Interests, Borrower will not make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that Borrower may own, purchase or acquire:

(a)      commercial paper maturing not in excess of one year from the date of acquisition and rated P1 by Moody's Investors Service, Inc. or A1 by Standard & Poor's Corporation on the date of acquisition;

(b)     certificates of deposit in North American commercial banks rated C or better by Keefe, Bruyette & Woods, Inc. or 3 or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;

(c)      obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one year from the date of acquisition;

(d)     repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

(e)      the NB Interest; and

(f)      investments in CoBank’s cash investment program.

13.9   Transactions With Related Parties.  Borrower shall not purchase, acquire, or sell any equipment, other personal property, real property or services from or to any affiliate, except in the ordinary course of Borrower's business and upon fair and reasonable terms no less favorable than would be obtained by Borrower in a comparable arm's‑length transaction with an unrelated Person; provided that the purchase of cattle under the terms of the Delivery Agreements and the sale of cattle pursuant to the terms of the Cattle Purchase and Sale Agreement shall not be subject to the prohibitions of this Section.

13.10 ERISA.  Borrower shall not:  (a) adopt, maintain or become obligated to contribute to any Borrower Benefit Plan without the prior written consent of Agent; (b) engage in or permit any transaction which results in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) or in the imposition of an excise tax pursuant to Section 4975 of the Code; (c) engage in or permit any transaction or other event which results in a “reportable event” as such term is defined in Section 4043 of ERISA for any Borrower Pension Plan; (d) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (e) permit to exist any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $25,000.00, whether or not waived, with respect to any Borrower Pension Plan; (f) fail to make any payments to any “multiemployer plan” that Borrower may be required to make under any agreement relating to such “multiemployer plan” or any law pertaining thereto; or (g) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA.  Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the Pension Benefit Guaranty Corporation.  As used in this Section, all terms enclosed in quotation marks shall have the meanings set forth in ERISA.  Borrower's failure to comply with any of the foregoing provisions of this Section shall not constitute a breach of this Credit Agreement or an Event of Default unless such failure has a Material Adverse Effect.

13.11 Payment of Dividends.  Borrower shall not, directly or indirectly, declare or pay any dividends on account of any units of any class of its equity or any of its patronage notices now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any units of any class of its equity or any of its patronage notices (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than additional units or patronage notices or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such units of any class of its equity or any of its patronage notices, or make any other distribution or allocation of its assets to any holder of units of any class of its equity or any of its patronage notices, or agree to do any of the foregoing; provided, that Borrower may, so long as Borrower is treated as a partnership for tax purposes, make distributions to its unitholders on account of the federal and state income taxes that would be assessed to such unitholders based on Borrower’s income, provided that Borrower delivers to the Agent a certificate that no Event of Default has occurred or will result thereby, further provided that the aggregate amount of all such distributions with respect to any calendar year may not exceed the amount of such income which would be taxable to such unitholders for such calendar year multiplied by the maximum applicable state and federal income tax rate for the calendar year in which taxed, and further provided that interim quarterly distributions shall not exceed seventy five percent (75%) of the estimated federal and state income taxes that would be assessed to such unitholders based on Borrower’s income multiplied by the maximum applicable state and federal income tax rate.

13.12 Change in Fiscal Year.  Borrower shall not change its fiscal year from a year ending on the last Saturday in the month of August.

13.13 This Section Intentionally Omitted.

13.14 Amendment and/or Waiver of Provisions of Delivery Agreements and/or Cattle Purchase and Sale Agreement.  Borrower shall not, without the prior written consent of Agent, amend, or agree to amend, or waive any material provision of, or give its consent with respect to any material matter under, any of the Delivery Agreements or the Cattle Purchase and Sale Agreement.

ARTICLE 14.  INDEMNIFICATION.

14.1   General; Stamp Taxes; Intangibles Tax.  Borrower agrees to indemnify and hold Agent and each Syndication Party and their directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys' fees incurred by any Indemnified Party, arising out of or resulting from: (a) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; or (c) the exercise by Agent of any right or remedy set forth in this Credit Agreement or the other Loan Documents, provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party.  In addition, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys' fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated.  Borrower shall have the right to assume the defense of any claim as would give rise to Borrower's indemnification obligation under this Section with counsel of Borrower's choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party's satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim.  So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorney's fees incurred thereafter.  The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants.

14.2   Indemnification Relating to Hazardous Substances.  Borrower shall not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Regulations; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with Environmental Regulations; and Borrower shall comply with all Environmental Regulations which are applicable to such property.  If Agent reasonably believes that an Environmental Regulation has been violated by Borrower's activities upon property owned or held by Borrower, and if Agent so requests, Borrower shall have prepared an environmental review, audit, assessment and/or report relating to the subject property, at Borrower's sole cost and expense, by an engineer or other environmental expert acceptable to Agent. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys' fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 12.6 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean‑up of, or otherwise with respect to, Hazardous Substances by virtue of the interest of Agent, or any Syndication Party, in the property created by any documents securing Bank Debt (including without limitation the Loan Documents) or as the result of Agent or any Syndication Party exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure; provided that such indemnification as it applies to the exercise by Agent or any Syndication Party of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by Agent or such Syndication Party while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower.  The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to the holder of any certificate of purchase, any transferee of the title of Agent or any Syndication Party or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by Agent or any Syndication Party, or anyone claiming by, through or under Agent or any Syndication Party or Borrower by deed in lieu of foreclosure or otherwise.  Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand, and shall be secured by the Security Documents.  The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.

ARTICLE 15.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES.

15.1   Events of Default.  The occurrence of any of the following events (each an “Event of Default”) shall, at the option of Agent, terminate the obligation of the Syndication Parties to make Loans under the Tranche B Commitment and make the entire Bank Debt immediately due and payable (provided, that in the case of an Event of Default under Subsection 15.1(f) the obligation of the Syndication Parties to make Loans under the Tranche B Commitment shall terminate automatically and all Bank Debt shall automatically and immediately become due and payable without any action by or on behalf of Agent), and Agent may exercise all rights and remedies for the collection of any Bank Debt and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

(a)      Failure of Borrower to pay within five (5) days of the date when due, whether by acceleration or otherwise, any of the Bank Debt in accordance with this Credit Agreement or the other Loan Documents.

(b)     Any representation or warranty set forth in any Loan Document, any request for Loan Proceeds or any financial statements, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made by Borrower.

(c)      Any default by Borrower, as applicable, in the performance or compliance with the covenants, promises, conditions or provisions of Sections 12.3, 12.8, 12.12, 12.15, 12.19, 13.1, 13.3, 13.4, 13.5, 13.7, 13.10, 13.11 or 13.12 of this Credit Agreement.

(d)     Any default by Borrower, as applicable, in the performance or compliance with the covenants, promises, conditions or provisions of Sections 12.5, 12.6, 12.7, 12.9, 12.10, (except as provided in Section 15.1(e)), 12.11, 12.13, 12.14, 13.6, 13.8, or 13.9 of this Credit Agreement, and such failure continues for fifteen (15) days after Borrower learns of such failure to comply, whether by Borrower's own discovery or through notice from Agent.

(e)      The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any Debt for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to Debt for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $50,000.00.

(f)      Borrower applies for or consents to the appointment of a trustee or receiver for any part of its properties; any bankruptcy, reorganization, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by Borrower; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, debt management or liquidation is filed for or commenced against Borrower, and is not withdrawn or dismissed within sixty (60) days thereafter.

(g)      Failure of Borrower to comply with any other provision of this Credit Agreement or the other Loan Documents not constituting an Event of Default under any of the preceding subparagraphs of this Section 15.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower's own discovery or through notice from Agent.

(h)      This Subsection Intentionally Omitted.

(i)      The entry of one or more judgments in an aggregate amount in excess of $50,000.00 against Borrower not stayed, discharged or paid within thirty (30) days after entry.

(j)      The occurrence of an event of default under any Delivery Agreement (if the total number of cattle to be delivered on an annual basis under all Delivery Agreements as to which all such an event of default exists at any time exceeds, in the aggregate, twenty-five percent (25%) of the number of cattle which Borrower is required, at such time, to be delivered under the Cattle Purchase and Sale Agreement), is not cured, in either case, within ten (10) days thereof.

(k)     The occurrence of a Matured Default (as defined in the National Beef Credit Agreement) that is the subject of a Notice of Default as described in Section 12.3 of the National Beef Credit Agreement.

15.2   No Advance.  The Syndication Parties shall have no obligation to disburse Loan Proceeds if a Potential Default or an Event of Default shall occur and be continuing.

15.3   Rights and Remedies.  In addition to the remedies set forth in Section 15.1 and 15.2 hereof, upon the occurrence of an Event of Default, Agent shall, subject to the provisions of Section 15.4 hereof, be entitled to exercise all the rights and remedies provided in the Security Documents and other Loan Documents and by any applicable law, including, without limitation, the Uniform Commercial Code as enacted in the state of Colorado or the state where the Collateral is located at such time, whichever provides Agent with greater rights.  Each and every right or remedy granted to Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed Agent by law or equity, shall be cumulative.  Failure or delay on the part of Agent to exercise any such right or remedy shall not operate as a waiver thereof.  Any single or partial exercise by Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.

15.4   Limitation on Rights and Remedies.  Notwithstanding the provisions of Section 15.3 hereof, when the sole Event of Default is an Event of Default caused by Section 15.1(j) hereof, Agent will, for a period of time designated by Agent in its sole discretion, refrain from accelerating the Loans if Borrower promptly proposes, and diligently pursues, a course of action to remedy such default or minimize the effects on Borrower’s operations of such default (for example, by executing a similar agreement with another Person to supply the same number of cattle or to provide the same processing or marketing services on substantially the same economic terms) to which course of action the Majority Lenders give Agent their prior written approval in their sole discretion.

ARTICLE 16.  AGENCY AGREEMENT.

16.1   Funding of Syndication Interest.  Each Syndication Party, severally but not jointly, hereby irrevocably agrees to fund its Syndication Share of the Loans pursuant to the terms and conditions contained herein; provided that no Syndication Party shall be required to fund Loans in an amount such that the aggregate principal balance owing to such Syndication Party after such funding would be in excess of such Syndication Party's Maximum Syndication Amount.  Each Syndication Party's interest (“Syndication Interest”) in the Loans hereunder shall be without recourse to Agent or any other Syndication Party and shall not be construed as a loan from any Syndication Party to Agent or any other Syndication Party.

16.2   Syndication Parties' Obligations to Remit Funds.  Each Syndication Party agrees to remit an amount equal to the amount of the Loans requested by Borrower as set forth in a request for Loan Proceeds made in accordance with this Agreement multiplied by its Syndication Share (“Advance Payment”) as such Notice of Loan Advance may be sent, in the manner provided in Section 16.3 hereof, for Loans during the Availability Period.

16.3   Notice and Timing of Advance Payment.  On the Business Day on which Agent approves a request for Loan Proceeds, Agent shall provide each Syndication Party with a notice (“Notice of Loan Advance”), indicating, among other things, the amount (“Loan Advance Amount”) and date of the a request for Loan Proceeds and the amount of the Syndication Party’s Advance Payment.  Each Syndication Party shall remit its Advance Payment directly to Agent on the date specified in the Notice of Loan Advance which shall not be later than the date of the a request for Loan Proceeds (“Syndication Party Advance Date”).

16.4   Syndication Party's Failure to Remit Funds.  If a Syndication Party (“Delinquent Syndication Party”) fails to remit its Advance Payment in full by 11:00 a.m. Central time on the Syndication Party Advance Date (the unpaid amount of any such payment being hereinafter referred to as the “Delinquent Amount”), in addition to any other remedies available hereunder, any other Syndication Party or Syndication Parties may, but shall not be obligated to, advance the Delinquent Amount (the Syndication Party or Syndication Parties which advance such Delinquent Amount are referred to as the “Contributing Syndication Parties”), in which case (a) the Delinquent Amount which any Contributing Syndication Party advances shall not count as an Advance Payment against the Maximum Syndication Amount of the Contributing Syndication Party, and (b) the Delinquent Syndication Party shall be obligated to pay to Agent, for the account of the Contributing Syndication Parties, interest on the Delinquent Amount at a rate of interest equal to the rate of interest which Borrower is obligated to pay on the Delinquent Amount (“Delinquency Interest”) until the Delinquent Syndication Party remits the full Delinquent Amount and remits all Delinquency Interest to Agent, which will distribute such payments to the Contributing Syndication Parties (pro rata based on the amount of the Delinquent Amount which each of them (if more than one) paid) on the same Business Day as such payments are received by Agent if received no later than 11:00 a.m. Central time or the next Business Day if received by Agent thereafter.  In addition, the Contributing Syndication Parties shall be entitled to share, on the same pro rata basis, and Agent shall pay over to them, for application against Delinquency Interest and the Delinquent Amount, the Delinquent Syndication Party's Payment Distribution and any fee distributions made under Section 16.11 hereof until the Delinquent Amount and all Delinquency Interest have been paid in full.  For voting purposes the Agent shall readjust the Syndication Shares of such Delinquent Syndication Party and the Contributing Syndication Parties from time to time first to reflect the advance of the Delinquent Amount by the Contributing Syndication Parties, and then to reflect the full or partial reimbursement to the Contributing Syndication Parties of such Delinquent Amount.  In the event no Syndication Party elects to pay the Delinquent Amount with respect to any Loan Advance Amount but Borrower elects to receive such Loan Advance Amount (less the Delinquent Amount), the proportionate share of Payment Distributions to which the Delinquent Syndication Party is entitled and its proportionate voting rights shall be adjusted to reflect its failure to pay the Delinquent Amount.  As between the Delinquent Syndication Party and the Contributing Syndication Parties, the Delinquent Syndication Party's interest in its Note shall be deemed to have been partially assigned to the Contributing Syndication Parties in the amount of the Delinquent Amount and Delinquency Interest owing to the Contributing Syndication Parties from time to time.

16.5   Agency Appointment.  Each of the Syndication Parties hereby designates and appoints Agent to act as agent to service and collect the Loans and its respective Note and to take such action on behalf of such Syndication Party with respect to the Loans and such Note, and to execute such powers and to perform such duties, as specifically delegated or required herein, as well as to exercise such powers and to perform such duties as are reasonably incident thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as Agent.

16.6   Power and Authority of Agent.  Without limiting the generality of the power and authority vested in Agent pursuant to Section 16.5 hereof, the power and authority vested in Agent includes, but is not limited to, the following:

16.6.1 Advice.  To solicit the advice and assistance of each of the Syndication Parties concerning the administration of the Loans and the exercise by Agent of its various rights, remedies, powers, and discretions with respect thereto.

16.6.2 Documents.  To execute, seal, acknowledge, and deliver as Agent, all such instruments as may be appropriate in connection with the administration of the Loans and the exercise by Agent of its various rights with respect thereto.

16.6.3 Proceedings.  To initiate, prosecute, defend, and to participate in, actions and proceedings in its name as Agent for the ratable benefit of the Syndication Parties.

16.6.4 Retain Professionals.  To retain attorneys, accountants, and other professionals to provide advice and professional services to Agent, with their fees and expenses reimbursable to Agent by Syndication Parties pursuant to Section 16.18 hereof.

16.6.5 Incidental Powers.  To exercise powers reasonably incident to Agent's discharge of its duties enumerated in Section 16.7 hereof.

16.7   Duties of Agent.  The duties of Agent hereunder shall consist of the following:

16.7.1 Possession of Documents.  To safekeep one original of each of the Loan Documents other than the Notes (which will be in the possession of the Syndication Party named as payee therein).

16.7.2 Distribute Payments.  To receive and distribute to the Syndication Parties payments made by Borrower pursuant to the Loan Documents.

16.7.3 Loan Administration.  Subject to the provisions of Section 16.9 hereof, to, on behalf of and for the ratable benefit of all Syndication Parties, in accordance with customary banking practices, exercise all rights, powers, privileges, and discretion to which Agent is entitled to administer the Loans.

16.7.4 Collection Action Upon Default. Each Syndication Party agrees that upon its learning of any facts which would constitute a Potential Default or Event of Default, it shall promptly notify Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and Agent shall promptly send a copy of such notice to all other Syndication Parties.  Agent shall be entitled to assume that no Event of Default or Potential Default has occurred or is continuing unless an officer thereof primarily responsible for Agent's duties as such with respect to the Loans or primarily responsible for the credit relationship between Agent and Borrower has actual knowledge of facts which would result in or constitute a Potential Default or Event of Default, or has received written notice from Borrower of such fact, or has received written notice of default from a Syndication Party.  In the event Agent has obtained actual knowledge (in the manner described above) or received written notice of the occurrence of a Potential Default or Event of Default as provided in the preceding sentences, Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until Agent has received specific written instruction from the Majority Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or applicable law.  Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.

16.8   Agent's Resignation or Removal.  Agent may resign at any time by giving at least sixty (60) days' prior written notice of its intention to do so to each of the Syndication Parties and Borrower.  After the receipt of such notice, the Syndication Parties holding in the aggregate at least 66 2/3% of the Syndication Shares of the Loans (“Majority Lenders”) shall appoint a successor (“Successor Agent”).  If (a) no Successor Agent shall have been so appointed which is either (i) a Syndication Party, or (ii) if not a Syndication Party, which is a Person approved by Borrower, or (b) if such Successor Agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Agent's giving of such notice of resignation, then the retiring Agent may appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $250,000,000.  Any Agent may be removed upon the written demand of the Majority Lenders, which demand shall also appoint a Successor Agent.  Upon the appointment of a Successor Agent hereunder, (a) the term “Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (b) the Successor Agent shall notify Borrower of its identity and of the information called for in Subsection 17.4.2 hereof.  After any retiring Agent's resignation hereunder as Agent, or the removal hereunder of any Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

16.9   Consent Required for Certain Actions.  Except as provided in Section 15.4 hereof, and notwithstanding the fact that this Credit Agreement may otherwise provide that Agent may act at its discretion, Agent may not take any of the following actions (nor may the Syndication Parties take the action described in Subsection 16.9.1(c)) with respect to, or under, the Loan Documents without the prior written consent, given after notification by Agent of its intention to take any such action (or notification by such Syndication Parties as are proposing the action described in Subsection 16.9.1(c) of their intention to do so), of Syndication Parties holding in the aggregate, at the time of such notification:

16.9.1 Unanimous.  One hundred percent (100%) of the Syndication Shares before:

(a)      Agreeing to an increase in the Aggregate Commitment amount or an extension of the Maturity Date;

(b)     Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees; provided, however, this restriction shall not apply to a delay in payment granted by Agent in the ordinary course of administration of the Loans and the exercise of reasonable judgment, so long as such payment delay does not exceed five (5) days;

(c)      Reducing the voting rights percentage set forth in this Subsection 16.9.1; or

(d)     Releasing the lien on any of the Collateral.

16.9.2 Majority Lenders.  A sufficient interest to constitute the Majority Lenders before:

(a)      Consenting to any action, amendment, or granting any waiver, not covered in Subsection 16.9.1; or

(b)     Agreeing to amend Article 16 of this Credit Agreement.

16.9.3 Action Without Vote.  Notwithstanding any other provisions of this Section, Agent may take the following actions without obtaining the consent of the Syndication Parties:

(a)      Determining (i) whether the conditions to Loans have been met, and (ii) the amount of such Loans;

(b)     Intentionally Omitted; and

(c)      Approving Borrower’s use of a trade name as provided in Section 13.7 hereof.

If no written consent or denial is received from a Syndication Party within five (5) Business Days after written notice of any proposed action as described in this Section is delivered to such Syndication Party by Agent, such Syndication Party shall be conclusively deemed to have consented thereto for the purposes of this Section.

16.10 Distribution of Principal and Interest.  Agent will receive and accept all payments (including prepayments) of principal and interest made by Borrower on the Loans and the Notes and will hold all such payments in trust for the benefit of all present and future Syndication Parties, and, if requested in writing by the Majority Lenders, in an account segregated from Agent's other funds and accounts (“Payment Account”).  After the receipt by Agent of any payment representing interest or principal on the Loans, Agent shall remit to each Syndication Party an amount equal to such payment, multiplied by the Syndication Party's Syndication Share (“Payment Distribution”) no later than the same Business Day as such payment is received by Agent if received no later than 11:00 a.m. Central Time or the next Business Day if received by Agent thereafter.  Any Syndication Party's rights to its Payment Distribution shall be subject to the rights of any Contributing Syndication Parties to such amounts as set forth in Section 16.4 hereof.

16.11 Distribution of Certain Amounts.  Agent shall (a) receive and hold in trust for the benefit of all present and future Syndication Parties, in the Payment Account and, if requested in writing by the Majority Lenders, segregated from Agent's other funds and accounts and (b) shall remit to the Syndication Parties, as indicated, the amounts described below:

16.11.1        Funding Losses.  The amount of any Funding Losses paid by Borrower to Agent in connection with a prepayment of any portion of LIBOR Loans shall be distributed to the Syndication Parties in accordance with their respective Syndication Shares no later than the same Business Day that payment of such Funding Losses is received by Agent, if received no later than 11:00 a.m. Central time, or the next Business Day if received by Agent thereafter.

16.11.2        Proceeds of Collateral.  The amount of proceeds received, net of expenses of collection, from foreclosure, or transfer in lieu of foreclosure, of any Collateral shall be distributed to the Syndication Parties in accordance with their respective Syndication Shares no later than the same Business Day that payment of such Funding Losses is received by Agent, if received no later than 11:00 a.m. Central time, or the next Business Day if received by Agent thereafter.

16.12 Possession of Loan Documents.  The Loan Documents (other than the Notes) shall be held by Agent in its name, for the ratable benefit of itself and the other Syndication Parties without preference or priority.

16.13 Collateral Application.  The Syndication Parties shall have no interest in any other loans made to Borrower by any other Syndication Party other than the Loans, or in any property taken as security for any other loan or loans made to Borrower by any other Syndication Party, or in any property now or hereinafter in the possession or control of any other Syndication Party, which may be or become security for the Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Syndication Party.  Notwithstanding the foregoing, to the extent such other Syndication Party applies such funds or the proceeds of such property to reduction of the Loans, such other Syndication Party shall share such funds or proceeds with all Syndication Parties according to their respective Syndication Shares.  In the event that any Syndication Party shall obtain payment, whether partial or full, from any source in respect of the Loans, including without limitation payment by reason of the exercise of a right of offset, banker's lien, general lien, or counterclaim, reducing such Syndication Party's outstanding balance in the Loans to below its Syndication Share, such Syndication Party will promptly make such adjustments (which may include payment in cash or the purchase of further syndications or participations in the Loans) to the end that such excess payment shall be shared with all other Syndication Parties in accordance with their respective Syndication Shares.

16.14 Amounts Required to be Returned.  If Agent makes any payment to a Syndication Party in anticipation of the receipt of final funds from Borrower, and such funds are not received from Borrower, or if excess funds are paid by Agent to any Syndication Party as the result of a miscalculation by Agent, then Syndication Party shall, on demand of Agent, forthwith return to Agent any such amounts, plus interest thereon (from the day such amounts were transferred by Agent to the Syndication Party to, but not including, the day such amounts are returned by Syndication Party) at a rate per annum equal to the Federal Funds Rate in effect on the date of such demand.  If Agent is required at any time to return to Borrower or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by Borrower to Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Syndication Party shall, on demand of Agent, forthwith return to Agent any such payments transferred to such Syndication Party by Agent but without interest or penalty (unless Agent is required to pay interest or penalty on such amounts to the person recovering such payments).

16.15 Reports and Information to Syndication Parties.  Agent shall use reasonable efforts to provide to Syndication Parties, as soon as practicable after actual knowledge thereof is acquired by an officer thereof primarily responsible for Agent's duties as such with respect to the Loans or primarily responsible for the credit relationship between Agent and Borrower, any material factual information which has a material adverse effect on the creditworthiness of Borrower and Borrower hereby authorizes such disclosure by Agent to the Syndication Parties (and by the Syndication Parties to any of their participants).  Failure of Agent to provide the information referred to in this Section or in Subsection 16.7.4 shall not result in any liability upon, or right to make a claim against, Agent except where a court of competent jurisdiction renders a final non-appealable determination that such failure is a result of the willful misconduct or gross negligence of Agent.  Syndication Parties acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of Agent or Borrower, as applicable, be (x) disclosed to any third party (other than Agent, another Syndication Party or potential Syndication Party, or a participant or potential participant in the interest of a Syndication Party, which disclosure is hereby approved by Borrower), except pursuant to appropriate legal or regulatory process, or (y) used by the Syndication Party except in connection with the Loans and its Syndication Interest.

16.16 Standard of Care.  Agent shall not be liable to Syndication Parties for any error in judgment or for any action taken or not taken by Agent or its agents, except for its gross negligence or willful misconduct.  Subject to the preceding sentence, Agent will exercise the same care in administering the Loans and the Loan Documents as it exercises for similar loans which it holds for its own account and risk, and Agent shall not have any further responsibility to the Syndication Parties.  Without limiting the foregoing, Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.

16.17 No Trust Relationship.  Neither the execution of this Credit Agreement, nor the sharing in the Loans, nor the holding of the Loan Documents in its name by Agent, nor the management and administration of the Loans and Loan Documents by Agent (including the obligation to hold certain payments and proceeds in the Payment Account in trust for the Syndication Parties), nor any other right, duty or obligation of Agent under or pursuant to this Credit Agreement is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between Agent and any Syndication Party.  Each Syndication Party hereby agrees and stipulates that Agent is not acting as trustee for such Syndication Party with respect to the Loans, this Credit Agreement, or any aspect of either, or in any other respect.

16.18 Sharing of Costs and Expenses.  To the extent not paid by Borrower, each Syndication Party will promptly upon demand reimburse Agent, ratably according to their respective Syndication Shares, for all reasonable costs, disbursements, and expenses incurred by Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to Agent in its role as Agent in the administration of the Loans, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings; provided, however, that the costs and expenses to be shared in accordance with this Section shall not include any costs or expenses incurred by CoBank solely as a Syndication Party in connection with the Loans, nor to Agent's internal costs and expenses.

16.19 Syndication Parties' Indemnification of Agent.  Each of the Syndication Parties agree to indemnify Agent, including any Successor Agent, and its directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), (to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so), ratably according to their respective Syndication Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of the Syndication Interests or this Credit Agreement) be imposed on, incurred by or asserted against Agent (or any of the Indemnified Agency Parties while acting for Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of Agent under or in connection with any of the foregoing; provided that the Syndication Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that any of the forgoing result from the gross negligence or willful misconduct of that Indemnified Agency Party as determined by a court of competent jurisdiction.  The agreements and obligations in this Section shall survive the payment of the Loans, the Syndication Interests, and the expiration or termination of this Credit Agreement.

16.20 Books and Records.  Agent shall maintain such books of account and records relating to the Loans as it maintains with respect to other loans of similar type and amount, and which shall clearly and accurately reflect the Syndication Interest of each Syndication Party.  Syndication Parties, or their agents, may inspect such books of account and records at all reasonable times during Agent's regular business hours.

16.21 This Section Intentionally Omitted.

16.22 Representations and Warranties of All Parties.  Agent and each Syndication Party represents and warrants that:  (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit Agreement is in compliance with all applicable laws and regulations promulgated under such laws and does not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).  Each Syndication Party that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will furnish Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

16.23 Representations and Warranties of CoBank.  CoBank, in its role as Syndication Party and as Agent, makes no express or implied representation or warranty and assumes no responsibilities with respect to the due authorization, execution, or delivery of the Loan Documents; the accuracy of any information, statements, or certificates provided by Borrower, the legality, validity, or enforceability of the Loan Documents; the filing or recording of any document; the collectibility of the Loans; the performance by Borrower of any of its obligations under the Loan Documents; or the financial condition or solvency of Borrower or any other party obligated with respect to the Loans or the Loan Documents.

16.24 Syndication Parties' Independent Credit Analysis.  Each Syndication Party acknowledges receipt of true and correct copies of all Loan Documents (other than any Note payable to another Syndication Party) from Agent.  Each Syndication Party agrees and represents that it has relied upon its independent review (a) of the Loan Documents, and (b) any information independently acquired by such Syndication Party from Borrower or otherwise in making its decision to acquire an interest in the Loans independently and without reliance on CoBank or Agent.  Each Syndication Party represents and warrants that it has obtained such information as it deems necessary (including any information such Syndication Party independently obtained from Borrower or others) prior to making its decision to acquire an interest in the Loans.  Each Syndication Party further agrees and represents that it has made its own independent analysis and appraisal of and investigation into each Borrower's authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the Loans.  Each Syndication Party agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon CoBank or Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Loans.  CoBank and Agent assume no responsibility for the financial condition of Borrower or for the performance of Borrower's obligations under the Loan Documents nor for the performance of any party to a Delivery Agreement or of National Beef under the Cattle Purchase and Sale Agreement.  Except as otherwise expressly provided herein, neither CoBank nor any other Syndication Party shall have any duty or responsibility to furnish to any other Syndication Parties any credit or other information concerning Borrower which may come into its possession.

16.25 No Joint Venture or Partnership.  Neither the execution of this Credit Agreement, the sharing in the Loans, nor any agreement to share in payments or losses arising as a result of this transaction is intended to be or to create, and the foregoing shall not be construed to be, any partnership, joint venture or other joint enterprise between Agent and any Syndication Party, nor between or among any of the Syndication Parties.

16.26 Purchase for Own Account; Restrictions on Transfer; Participations.  Each Syndication Party represents that it has acquired and is retaining its Syndication Interest in the Loans for its own account in the ordinary course of its banking or financing business and not with a view toward the sale, distribution, further participation, or transfer thereof.  Each Syndication Party other than CoBank agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”), or create or permit to exist any lien or security interest on all or any part of its Syndication Interest in the Loans, without the prior written consent of Agent and Borrower (which consent will not be unreasonably withheld); provided that:  (a) any such Transfer (except a Transfer to another Syndication Party or a Transfer by CoBank) must be in a minimum amount of  $5,000,000.00; (b) each Syndication Party must maintain a Syndication Interest (measured as the amount of its Maximum Syndication Amount) of no less than $10,000,000.00, unless it Transfers its entire Syndication Interest; (c) the transferee must execute an agreement substantially in the form of Exhibit 16.26 hereto (“Syndication Acquisition Agreement”) and  assume all of the transferor's obligations hereunder and execute such documents as Agent may reasonably require; and (d) the Syndication Party making such Transfer must pay Agent an assignment fee of $2,500.00.  Any Syndication Party may participate any part of its Syndication Interest in the Loans to any Person with the prior written consent of Agent and Borrower (which consent will not be unreasonably withheld), and each Syndication Party understands and agrees that in the event of any such participation:  (x) its Syndication Share and Maximum Syndication Amount will not change on account of such participation; (y) except as provided in Section 16.27 hereof, the participant will have no rights under this Credit Agreement, including, without limitation, voting rights or the right to receive payments or distributions; and (z) Agent shall continue to deal directly with the Syndication Party with respect to the Loans and the Syndication Party's Syndication Interest (including with respect to voting rights) as though no participation had been granted and will not be obligated to deal directly with any participant.  Notwithstanding any provision contained herein to the contrary, any Syndication Party may at any time pledge or assign all or any portion of its Syndication Interest to any Federal Reserve Bank in accordance with applicable law.  CoBank reserves the right to sell participations on a non-patronage basis.

16.27 Certain Participants' Voting Rights. All Persons which purchase a participation interest in CoBank's interest as a Syndication Party hereunder may, in CoBank's sole discretion (or as required in any agreement under which such purchase is made and governed), be allowed by CoBank to vote, on a Dollar basis, on any matter requiring or allowing CoBank, in its capacity as a Syndication Party, to provide or withhold its consent, or to otherwise vote on any proposed action.

16.28 Method of Making Payments.  Payment and transfer of all amounts owing or to be paid or remitted hereunder, including, without limitation, payment of the Advance Payment by Syndication Parties, and distribution of principal or interest payments or fees or other amounts by Agent, shall be by wire transfer in accordance with the instructions contained on Exhibit 16.28 hereto (“Wire Instructions”).

16.29 Events of Syndication Default/Remedies.

16.29.1        Syndication Party Default.  Any of the following occurrences, failures or acts, with respect to any of the Syndication Parties shall constitute an Event of Syndication Default hereunder by such party: (a) if any representation or warranty made by such party in this Credit Agreement shall be found to have been untrue in any material respect; (b) if such party fails to make any distributions or payments required under this Credit Agreement within five (5) days of the date required; (c) if such party breaches any other covenant, agreement, or provision of this Credit Agreement which breach shall have continued uncured for a period of thirty (30) consecutive days after such breach first occurs, unless a shorter period is required to avoid prejudicing the rights and position of the other Syndication Parties; (d) if any agency having supervisory authority over such party, or any creditors thereof, shall file a petition to reorganize or liquidate such party pursuant to any applicable federal or state law or regulation and such petition shall not be discharged or denied within fifteen (15) days after the date on which it is filed; (e) if by the order of a court of competent jurisdiction or by any appropriate supervisory agency, a receiver, trustee or liquidator shall be appointed for such party or for all or any material part of its property or if such party shall be declared insolvent; or (f) if such party shall be dissolved, or shall make an assignment for the benefit of its creditors, or shall file a petition seeking to take advantage of any debtors' act, including the bankruptcy act, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or liquidator of all or any material part of its property.

16.29.2        Remedies.  Upon the occurrence of an Event of Syndication Default, the non-defaulting parties, acting by, or through the direction of, a simple majority (determined on the basis of Syndication Share) of the non-defaulting parties, may, in addition to any other remedy specifically set forth in this Credit Agreement, have and exercise any and all remedies available generally at law or equity, including the right to damages and to specific performance.

16.30 Withholding Taxes.  Each Syndication Party represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Agent and to Borrower such forms, certifications, statements and other documents as Agent or Borrower may request from time to time to evidence such Syndication Party’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Agent or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto.  Without limiting the effect of the foregoing, if any Syndication Party is not created or organized under the laws of the United States of America or any state thereof, such Syndication Party will furnish to Agent and Borrower IRS Form 4224 or Form 1001, or such other forms, certifications, statements or documents, duly executed and completed by such Syndication Party, as evidence of such Syndication Party’s exemption from the withholding of United States tax with respect thereto.  Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments hereunder to such Syndication Party until such Syndication Party shall have furnished to Agent and Borrower the requested form, certification, statement or document.

16.31 This Section Intentionally Omitted.

16.32 Further Assurances.  Agent and each Syndication Party agree to take whatever steps and execute such documents may be reasonable and necessary to implement this Article 16 and to carry out fully the intent thereof.

ARTICLE 17.  MISCELLANEOUS.

17.1   Costs and Expenses.  To the extent permitted by law, Borrower agrees to pay to Agent and the Syndication Parties, on demand, all reasonable out-of-pocket costs and expenses (a) incurred by Agent (including, without limitation, the reasonable fees and expenses of counsel retained by Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Loan Documents and the transactions contemplated thereby, and processing the requests for Loan Proceeds; and (b) incurred by Agent or any Syndication Party (including, without limitation, the reasonable fees and expenses of counsel retained by Agent and the Syndication Parties) in connection with the enforcement or protection of the Syndication Parties' rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against Agent or any Syndication Party (except that if the court makes a specific finding that Borrower has prevailed on all or substantially all of its claims in such action brought by Borrower, Borrower shall not be obligated to pay the out-of-pocket costs and expenses of Agent and the Syndication Parties in connection with such action), including without limitation collection of the Loans (regardless of whether such enforcement or collection is by court action or otherwise).  Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the Loans is as a holder of a participation interest.

17.2   Submission to Jurisdiction; Waiver of Bond and Trial by Jury.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER. BORROWER HEREBY CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 17.4 OF THIS AGREEMENT.  SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.  AT THE OPTION OF THE AGENT, BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT.  BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

17.3   Jury Waiver.  IT IS MUTUALLY AGREED BY AND BETWEEN EACH SYNDICATION PARTY AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS.

17.4   Notices.  All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made:  (i) if delivered personally, immediately upon delivery, (ii) if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending, and (iv) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.

17.4.1 Borrower:

U.S. Premium Beef, LLC

12200 North Ambassador Drive, Suite 501

Kansas City, Missouri 64163

FAX: (816) 713-8810

Attention: Chief Executive Officer

17.4.2 Agent:

CoBank, ACB

P.O. Box 5110,

Denver, Colorado 80217

FAX: (720) 528-6225

Attention:  James Matzat, Vice President

17.4.3 CoBank:

CoBank, ACB

P.O. Box 5110,

Denver, Colorado 80217

FAX: (720) 528-6225

Attention:  James Matzat, Vice President

17.5   This Section Intentionally Left Blank..

17.6   Successors and Assigns.  This Credit Agreement shall be binding upon and inure to the benefit of Borrower, Agent, and Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all of the Syndication Parties.

17.7   Severability.  The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.

17.8   Entire Agreement.  This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of Agent, each Syndication Party, and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.

17.9   Applicable Law.  To the extent not governed by federal law, this Credit Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without giving effect to any otherwise applicable rules concerning conflicts of law.

17.10 Captions.  The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.

17.11 Complete Agreement; Amendments.  THIS CREDIT AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT.  BY INITIALING IN THE MARGIN, AGENT, EACH SYNDICATION PARTY, AND BORROWER ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.  This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower, Agent, and all Syndication Parties (and each Syndication Party hereby agrees to execute any such amendment approved pursuant to Section 16.9 hereof).  Borrower agrees that it shall reimburse Agent for all fees and expenses incurred by Agent in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by Borrower.

17.12 Additional Costs of Maintaining Loans.  Borrower shall pay to Agent from time to time such amounts as Agent may determine to be necessary to compensate any Syndication Party for any increase in costs to such Syndication Party which Agent determines, based on information presented to it by such Syndication Party, are attributable to such Syndication Party's making or maintaining Loans hereunder or its obligation to make such Loans, or any reduction in any amount receivable by such Syndication Party under this Credit Agreement or the Note payable to it in respect to such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Credit Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D of the Federal Reserve Board), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Syndication Party of or under any United States federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which:  (a) changes the basis of taxation of any amounts payable to such Syndication Party under this Credit Agreement or the Note payable to such Syndication Party in respect of such Loans (other than taxes imposed on the overall net income of such Syndication Party); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Syndication Party; or (c) imposes any other condition affecting this Credit Agreement or the Note payable to such Syndication Party (or any of such extensions of credit or liabilities).  Agent will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation.  Determinations by Agent for purposes of this Section of the effect of any Regulatory Change on the costs of such Syndication Party of making or maintaining Loans or on amounts receivable by such Syndication Party in respect of Loans, and of the additional amounts required to compensate such Syndication Party in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

17.13 Capital Requirements.  In the event that the introduction of or any change in:  (a) any law or regulation; or (b) the judicial, administrative, or other governmental interpretation of any law or regulation; or (c) compliance by any Syndication Party or any corporation controlling any such Syndication Party with any guideline or request from any governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Syndication Party or any corporation controlling such Syndication Party, and such Syndication Party certifies that such increase is based in any part upon such Syndication Party's obligations hereunder, and other similar obligations, Borrower shall pay to such Syndication Party such additional amount as shall be certified by such Syndication Party to Agent and to Borrower to be the net present value (discounted at the Base Rate) of (a) the amount by which such increase in capital reduces the rate of return on capital which such Syndication Party could have achieved over the period remaining until the Maturity Date but for such introduction or change, (b) multiplied by such Syndication Party's Syndication Share of the Aggregate Commitment.  Agent will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle any such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of such Syndication Party's determination to request such compensation. Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation.  Determinations by any Syndication Party for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by any such Syndication Party and of the amount of compensation owed to any such Syndication Party under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

17.14 Replacement Notes.  Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of the agreement of the Syndication Party to which the Note was payable to indemnify Borrower, and upon surrender and cancellation of such Note, if mutilated; or (b) the assignment of any Syndication Interest and Note relating thereto, or any portion thereof, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such Note and will (upon delivery of such Note for cancellation, unless covered by subparagraph (a) of this Section) deliver in lieu of such Note a new Note or, in the case of an assignment of a portion of a Syndication Interest new Notes, for any remaining balance.

17.15 Patronage Payments.  Borrower acknowledges and agrees that: (a) only that portion of the Loans represented by CoBank’s Syndication Share which is retained by CoBank for its own account is entitled to patronage distributions in accordance with CoBank’s bylaws and its practices and procedures related to patronage distribution; and (b) any patronage, or similar, payments to which Borrower is entitled on account its ownership of CoBank Equity Interests or otherwise will not be based on any portion of CoBank’s Syndication Share in which CoBank has at any time granted a participation interest.

17.16 Mutual Release.  Upon full indefeasible payment and satisfaction of the Bank Debt and Notes and the other obligations contained in this Credit Agreement, the parties, including Borrower, Agent, and each Syndication Party shall, except as provided in Article 14 hereof, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.

17.17 Liberal Construction.  This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.

17.18 Advice of Counsel.  Borrower acknowledges and affirms that this Credit Agreement and the Loan Documents have been fully and freely negotiated, including, without limitation, the provisions of Sections 11.1.11, 17.2, and 17.9 hereof, and that Borrower has had the opportunity to be advised of all of its rights by counsel.

IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first above written.

BORROWER:

U.S. PREMIUM BEEF, LLC, a limited liability company formed under the laws of the State of Delaware.

By:

Name:

Title:

AGENT:

COBANK, ACB

By:

Name:

Title:

TABLE OF CONTENTS

ARTICLE 1 DEFINED TERMS	1
ARTICLE 2 LOAN AMOUNT	13
2.1 Loans	13
ARTICLE 3 PURPOSE	13
3.1 Purpose	13
ARTICLE 4 AVAILABILITY	13
4.1 Availability	14
4.2 Conversion of Loans	14
ARTICLE 5 INTEREST AND FEES	15
5.1 Interest Calculation and Payment	15
5.2 Additional Provisions for LIBOR Rate Loans	15
5.2.1 Inapplicability or Unavailability of LIBOR Rate	16
5.2.2 Change in Law; LIBOR Rate Loan Unlawful	16
5.3 Fees	16
5.3.1 Non Use Fee	16
5.4 This Section Intentionally Omitted	16
ARTICLE 6 NOTES; PAYMENTS	17
6.1 Promissory Notes	17
6.2 Principal Payments	17
6.3 Interest Payments	17
6.4 Application of Payments	17
6.5 Manner of Payment	17

i

6.6 This Section Intentionally Omitted	17
ARTICLE 7 PREPAYMENTS.	18
7.1 Voluntary Prepayments	18
7.1.1 Funding Losses	18
7.2 This Section Intentionally Omitted	18
7.3 This Section Intentionally Omitted	18
ARTICLE 8 COBANK EQUITY	18
ARTICLE 9 SECURITY	19
9.1 Borrower's Assets	19
9.2 This Section Intentionally Omitted	20
ARTICLE 10 REPRESENTATIONS AND WARRANTIES	20
10.1 Organization, Good Standing, Etc	20
10.2 Corporate Authority, Due Authorization; Consents	20
10.3 Litigation	20
10.4 No Violations	20
10.5 Binding Agreement	21
10.6 Compliance with Laws	21
10.7 Principal Place of Business	21
10.8 This Section Intentionally Omitted	21
10.9 Payment of Taxes	21
10.10 Licenses and Approvals	21
10.11 Employee Benefit Plans	22
10.12 Equity Investments	22

10.13 Real Property; Title to Real and Personal Property	22
10.14 Personal Property	22
10.15 Environmental Compliance	22
10.16 Fiscal Year	22
10.17 Material Agreements	23
10.18 Regulations T, U and X	23
10.19 Trademarks, Trade Names, etc	23
10.20 This Section Intentionally Omitted	23
10.21 This Section Intentionally Omitted	23
10.22 Disclosure	23
ARTICLE 11 CONDITIONS TO ADVANCES	23
11.1 Conditions to Closing	23
11.1.1 Loan Documents	23
11.1.2 Searches; UCC Filings	24
11.1.3 This Section Intentionally Omitted	24
11.1.4 Organizational Documents	24
11.1.5 Evidence of Corporate Action	24
11.1.6 This Section Intentionally Omitted	24
11.1.7 Evidence of Insurance	24
11.1.8 This Section Intentionally Omitted	24
11.1.9 This Section Intentionally Omitted	24
11.1.10 Material Agreements	24
11.1.11 This Section Intentionally Omitted	24

11.1.12 No Material Change	24
11.1.13 Fees and Expenses	24
11.1.14 CoBank Equity Interest Purchase Obligation	24
11.1.15 This Section Intentionally Omitted	24
11.1.16 This Section Intentionally Omitted	24
11.1.17 This Section Intentionally Omitted	25
11.1.18 This Section Intentionally Omitted	25
11.1.19 This Section Intentionally Omitted	25
11.1.20 This Section Intentionally Omitted	25
11.1.21 This Section Intentionally Omitted	25
11.1.22 This Section Intentionally Omitted	25
11.1.23 Further Assurances	25
11.2 Conditions to Loans	25
11.2.1 Request For Loan Proceeds	25
11.2.2 Possession of Documents	25
11.2.3 This Section Intentionally Omitted	25
11.2.4 This Section Intentionally Omitted	25
11.2.5 This Section Intentionally Omitted	25
11.2.6 National Beef Acknowledgment, Consent and Agreement	25
11.2.7 This Section Intentionally Omitted	26
11.2.8 This Section Intentionally Omitted	26
11.2.9 Default	26
11.2.10 Representations and Warranties	26

11.3 Additional Disbursement Conditions	26
ARTICLE 12 AFFIRMATIVE COVENANTS	26
12.1 Books and Records	26
12.2 Reports and Notices	26
12.2.1 Annual Financial Statements	27
12.2.2 Quarterly Financial Statements	27
12.2.3 Notice of Suit, Adverse Change or Default	27
12.2.4 Notice of Certain Changes	27
12.2.5 This Section Intentionally Omitted	27
12.2.6 This Section Intentionally Omitted	27
12.2.7 Notice of Environmental Litigation	27
12.2.8 Regulatory and Other Notices	28
12.2.9 Adverse Action Regarding Required Licenses	28
12.2.10 Default Under Delivery Agreements or Cattle Purchase and Sale Agreement	28
12.2.12 Additional Information	28
12.3 Eligibility	28
12.4 Maintenance of Existence and Qualification	29
12.5 Compliance with Legal Requirements and Agreements	29
12.6 Compliance with Environmental Laws	29
12.7 Taxes	29
12.8 Insurance	30
12.9 Title to Assets and Maintenance	30
12.10 Payment of Liabilities	31

v

12.11 Further Assurances; Real Property Security Interests	31
12.12 Inspection	31
12.13 Required Licenses; Permits; Etc	31
12.14 ERISA	32
12.15 Cattle Acquisition and Sale	32
12.16 This Section Intentionally Omitted	32
12.17 This Section Intentionally Omitted	32
12. This Section Intentionally Omitted	32
12.19 Financial Covenants	32
12.20 Performance Under Delivery Agreements and Cattle Purchase and Sale Agreement	33
ARTICLE 13 NEGATIVE COVENANTS	33
13.1 Borrowing	33
13.2 No Other Businesses	33
13.3 Liens	34
13.4 Sale of Assets	34
13.5 Liabilities of Others	35
13.6 Payments on Debt	35
13.7 Merger; Acquisitions; Business Form; Etc	35
13.8 Loans, Advances and Investments	35
13.9 Transactions With Related Parties	36
13.10 ERISA	36
13.11 Payment of Dividends	37
13.12 Change in Fiscal Year	37

13.13 This Section Intentionally Omitted	37
13.14 Amendment and/or Waiver of Provisions of Delivery Agreements and/or Cattle Purchase and Sale Agreement	37
ARTICLE 14 INDEMNIFICATION	37
14.1 General; Stamp Taxes; Intangibles Tax	38
14.2 Indemnification Relating to Hazardous Substances	39
ARTICLE 15 EVENTS OF DEFAULT; RIGHTS AND REMEDIES	39
15.1 Events of Default	39
15.2 No Advances	41
15.3 Rights and Remedies	41
15.4 Limitation on Rights and Remedies	41
ARTICLE 16 AGENCY AGREEMENT	41
16.1 Funding of Syndication Interest	42
16.2 Syndication Parties' Obligations to Remit Funds	42
16.3 Notice and Timing of Advance Payment	42
16.4 Syndication Party's Failure to Remit Funds	43
16.5 Agency Appointment	43
16.6 Power and Authority of Agent	43
16.6.1 Advice	43
16.6.2 Documents	43
16.6.3 Proceedings	43
16.6.4 Retain Professionals	43
16.6.5 Incidental Powers	43
16.7 Duties of Agent	44

16.7.1 Possession of Documents	44
16.7.2 Distribute Payments	44
16.7.3 Loan Administration	44
16.7.4 Collection Action Upon Default	44
16.8 Agent's Resignation or Removal	45
16.9 Consent Required for Certain Actions	45
16.9.1 Unanimous	45
16.9.2 Majority Lenders	45
16.9.3 Action Without Vote	46
16.10 Distribution of Principal and Interest	46
16.11 Distribution of Certain Amounts	46
16.11.1 Funding Losses	47
16.11.2 Proceeds of Collateral	47
16.12 Possession of Loan Documents	47
16.13 Collateral Application	47
16.14 Amounts Required to be Returned	48
16.15 Reports and Information to Syndication Parties	48
16.16 Standard of Care	48
16.17 No Trust Relationship	49
16.18 Sharing of Costs and Expenses	49
16.19 Syndication Parties' Indemnification of Agent	49
16.20 Books and Records	50
16.21 This Section Intentionally Omitted	50

16.22 Representations and Warranties of All Parties	50
16.23 Representations and Warranties of CoBank	50
16.24 Syndication Parties' Independent Credit Analysis	51
16.25 No Joint Venture or Partnership	51
16.26 Purchase for Own Account; Restrictions on Transfer; Participations	52
16.27 Certain Participants' Voting Rights	52
16.28 Method of Making Payments	52
16.29 Events of Syndication Default/Remedies	52
16.29.1 Syndication Party Default	53
16.29.2 Remedies	53
16.30 Withholding Taxes	53
16.31 This Section Intentionally Omitted	53
16.32 Further Assurances	53
ARTICLE 17 MISCELLANEOUS	53
17.1 Costs and Expenses	54
17.2 Submission to Jurisdiction; Waiver of Bond and Trial by Jury	54
17.3 Jury Waiver	54
17.4 Notices	55
17.4.1 Borrower	55
17.4.2 CoBank	55
17.4.2 CoBank	55
17.5 This Section Intentionally Left Blank	55
17.6 Successors and Assigns	55

17.7 Severability	56
17.8 Entire Agreement	56
17.9 Applicable Law	56
17.10 Captions	56
17.11 Complete Agreement; Amendments	56
17.12 Additional Costs of Maintaining Loans	57
17.13 Capital Requirements	58
17.14 Replacement Notes	58
17.15 Patronage Payments	58
17.16 Mutual Release	58
17.17 Liberal Construction	58
17.18 Advice of Counsel	58

x

EXHIBITS

Exhibit 1.29(a)        Delivery Agreement (Even Slots) Form

Exhibit 1.29(b)        Delivery Agreement (Odd Slots) Form

Exhibit 4.2              Form of Notice of Borrowing

Exhibit 6.1              Promissory Note Form

Exhibit 10.3            Litigation

Exhibit 10.7            Borrower's Business Location(s)

Exhibit 10.10          Required Licenses and Consents

Exhibit 10.12          Equity Investments

Exhibit 10.13          Interests in Real Property; Permitted Encumbrances

Exhibit 10.17          Material Agreements

Exhibit 10.19          Trade Names, Trademarks, etc.

Exhibit 13.1            Existing Indebtedness

Exhibit 16.26          Syndication Acquisition Agreement

Exhibit 16.28          Wire Instructions

xi

U.S. PREMIUM BEEF, LLC

EXHIBIT 1.29(a)

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

DELIVERY AGREEMENT (EVEN SLOTS) FORM

Attached

xii

U.S. PREMIUM BEEF, LLC

EXHIBIT 1.29(b)

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

DELIVERY AGREEMENT (ODD SLOTS) FORM

Attached

xiii

U.S. PREMIUM BEEF, LLC

EXHIBIT 4.2

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

FORM OF NOTICE OF BORROWING

Attached

xiv

FORM OF NOTICE OF BORROWING/CONVERSION/CONTINUATION

CoBank, ACB, as Administrative Agent

5500 S. Quebec Street

Greenwood Village, Colorado  80111

Ladies and Gentlemen:

Pursuant to that certain Amended and Restated Credit Agreement and Security Agreement, dated as of June 22, 2009 (as such Amended and Restated Credit Agreement and Security Agreement may hereafter be amended, modified, supplemented, extended or restated, the “Credit Agreement”), among U.S. Premium Beef, LLC (“Borrower”), CoBank, ACB, as Agent (“Agent”) and a Syndication Party, and such other Syndication Parties as from time to time may become a party to the Credit Agreement.  Borrowers hereby request that Agent take the actions indicated below.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

Note:  The following requirements apply to all requests:

-        Requests must be made no later than 11:00 am (Denver, Colorado time) on the Business Day for Loans that are Base Rate Loans.

-        Requests must be made no later than 11:00 am (Denver, Colorado time) on the Business Day for Loans that are LIBOR Rate Loans or for conversions to or continuations of LIBOR Rate Loans.

-        Each request for Loans shall be in a minimum amount of $25,000 and an integral multiple of $25,000.

-        No more than ten LIBOR Loans may be outstanding at any one time.

xv

___    REQUEST FOR BORROWING

___    REQUEST FOR CONVERSION

___    REQUEST FOR CONTINUATION

Borrower hereby requests a continuation / conversion under the Tranche A Commitments in the amount of $____________, to be made on _______, 20__ and to bear interest pursuant to the interest rate option(s) checked below:

          ___    Base Rate Loan in the principal amount of $___________

          ___    LIBOR Loan option in the principal amount of $___________, for an Interest Period of

__1 month    __2 months      /_3 months       6 months

Borrower hereby requests an advance/ continuation / conversion under the Tranche B Commitments in the amount of $____________, to be made on _______, 20__ and to bear interest pursuant to the interest rate option(s) checked below:

          ___    Base Rate Loan in the principal amount of $___________

          ___    LIBOR Loan option in the principal amount of $___________, for an Interest Period of

__1 month    __2 months      /_3 months       6 months

In connection with such request, Borrower hereby certifies as follows:

(a)  The amount available as reduced pursuant to the Credit Agreement is $__________________;

(b) The aggregate principal balance of Loans outstanding (not including this requested Loan) is $______________; and

(c)  Therefore, the amount available, calculated as provided in the definition thereof in the Credit Agreement, is $_______________ ((a) minus (b)).

xvi

REQUEST FOR CONVERSION / CONTINUATION:

Borrower hereby requests that the following __________ Loan(s) be converted / continued as set forth above:

Description of Loan(s) to be Converted / Continued  [check one]:

___    On [insert date] _________, convert / continue $________________ of the Base Rate Loan under the __________.

___    Upon expiration of its current Interest Period, convert / continue the LIBOR Loan under the __________ in the principal amount of $_______________, the Interest Period for which expires on [insert date]: __________________.

[If a new borrowing:  The borrowing will be used for the following purpose: [PLEASE PROVIDE PURPOSE]].

          The undersigned hereby certifies that, both before and after giving effect to the borrowing, conversion or continuation request above (i) all of the representations and warranties contained in the Credit Agreement, together with all supplemental disclosures delivered to Agent prior to the date hereof, are true, correct and complete in all material respects as of the date hereof, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Exhibits as a result of any disclosures made in writing by Borrower to Agent after the Closing Date which disclosures are acceptable to Agent, (ii) no Event of Default has occurred and is continuing on the date hereof, (iii) no order, judgment or decree of any court, or arbitrator purports to enjoin or restrain any Syndication Party from making any Loan, (iv) since the Closing Date, there has not occurred any event or condition that has had or would reasonably be expected to have, in the aggregate, a material adverse effect on Borrower's financial condition, results of operations or business, (v) all Loan Documents are in full force and effect, and (vi) the undersigned is authorized to execute and deliver this Notice on behalf of Borrower.

U.S. PREMIUM BEEF, LLC

By:

Title:

Date:_________________________

xvii

U.S. PREMIUM BEEF, LLC

EXHIBIT 6.1

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

PROMISSORY NOTE FORM

Attached

xviii

NOTE

Term Loan - Tranche A and Tranche B

$15,316,763.34	June 22, 2009

FOR VALUE RECEIVED, U.S. PREMIUM BEEF, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of COBANK, ACB (“Payee”) at the office of the Agent (as defined in the Credit Agreement), c/o CoBank, ACB at 5500 South Quebec Street, Greenwood Village, Colorado 80111, or such other place as the Agent shall direct in writing, the principal sum of Fifteen Million Three Hundred Sixteen Thousand Seven Hundred Sixty-Three and 34/100ths Dollars ($15,316,763.34) or, if less, the amount outstanding under this Note for Loans made pursuant to the Amended and Restated Credit Agreement and Security Agreement dated as of June 22, 2009, by and between CoBank, ACB (for its own benefit as a Syndication Party, and as the Agent for the benefit of the present and future Syndication Parties as named or defined therein), and Maker (as it may be amended from time to time, the “Credit Agreement”) and any Bank Debt related thereto.  This Note is issued and delivered to Payee pursuant to the Credit Agreement.  All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement.

The unpaid balance of this Note from time to time outstanding shall bear interest as set forth in the Credit Agreement.  Interest shall be payable as provided in the Credit Agreement.  Principal shall be payable on the Maturity Date and as otherwise provided in the Credit Agreement. This Note has been issued by Maker to Payee pursuant to the Credit Agreement and reference is made thereto for specific terms and conditions under which this Note is made and to which this Note is subject.

Upon the occurrence of an Event of Default, Maker agrees that the Agent and the Payee shall have all rights and remedies set forth in the Credit Agreement, including without limitation the rights of acceleration set forth in the Credit Agreement.  In addition, the Agent and the Payee shall have the right to recover all costs of collection and enforcement of this Note as provided in the Credit Agreement.

Maker and any endorser, guarantor, surety or assignor hereby waives presentment for payment, demand, protest, notice of protest, and notice of dishonor and nonpayment of this Note, and all defenses on the ground of delay, suretyship, impairment of collateral, or of extension of time at or after maturity for the payment of this Note.

This Note shall be governed in all respects by the law of the State of Colorado.

Maker:

U.S. PREMIUM BEEF, LLC

By:  _____________________________

xix

Name:__________________________

Title:___________________________

xx

U.S. PREMIUM BEEF, LLC

EXHIBIT 10.3

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

LITIGATION

None

xxi

U.S. PREMIUM BEEF, LLC

EXHIBIT 10.7

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

BORROWER’S BUSINESS LOCATIONS

Chief Executive Office

U.S. Premium Beef, LLC

12200 N.  Ambassador Drive, Suite 501

Kansas City, Missouri 64195

Secondary Location

U.S. Premium Beef, LLC

100 Military Ave., Suite 201

Dodge City, KS 67801

xxii

U.S. PREMIUM BEEF, LLC

EXHIBIT 10.10

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

REQUIRED LICENSES

Licensed to transact business in:

          City of Kansas City, Missouri

Registered to transact business in:

State of Kansas

          State of Missouri

xxiii

U.S. PREMIUM BEEF, LLC

EXHIBIT 10.12

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

EQUITY INVESTMENTS

None

U.S. PREMIUM BEEF, LLC

EXHIBIT 10.13

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

BORROWER’S REAL PROPERTY, PERMITTED ENCUMBRANCES

None.

xxv

U.S. PREMIUM BEEF, LLC

EXHIBIT 10.17

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

MATERIAL AGREEMENTS

Cattle Purchase and Sale Agreement

Uniform Cattle Delivery and Marketing Agreement - Even Slots

Uniform Cattle Delivery and Marketing Agreement - Odd Slots

xxvi

U.S. PREMIUM BEEF, LLC

EXHIBIT 10.19

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

TRADENAMES, TRADEMARKS, ETC.

None.

xxvii

U.S. PREMIUM BEEF, LLC

EXHIBIT 13.1

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

EXISTING INDEBTEDNESS

Amounts currently outstanding under the Credit Agreement by and between CoBank and U.S. Premium Beef, LLC

xxviii

U.S. PREMIUM BEEF, LLC

EXHIBIT 16.26

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

SYNDICATION ACQUISITION AGREEMENT

Attached

xxix

SYNDICATION ACQUISITION AGREEMENT

          This Syndication Acquisition Agreement entered into this _____ day of _____, 20__ (“Effective Date”) pursuant to the Credit Agreement (as defined below) by and between CoBank, ACB, in its capacity as the Agent under the Credit Agreement (in such role, “Agent”), ____________________, a Syndication Party under the Credit Agreement (“Transferor”), and ____________________ (“Purchaser”).

Recitals

A.       Pursuant to the Amended and Restated Credit Agreement and Security Agreement by and between Agent, the Syndication Parties named therein, and U.S. Premium Beef, LLC, a Delaware limited liability company (“Borrower”), dated as of June 22, 2009 (as amended and as it may be amended in the future, the (“Credit Agreement”), the Syndication Parties have agreed to provide, limited to their respective Syndication Share and Maximum Syndication Amount, financing to Borrower through the Term Loan - Tranche A and Tranche B, to be used for the purposes set forth in the Credit Agreement.

B.       Transferor wishes to sell and assign a portion of its Syndication Share of the amounts outstanding under the Term Loan - Tranche A and Tranche B (“Term Loan Interest”), as indicated on Exhibit A hereto, and Purchaser wishes to purchase and assume such Term Loan Interest [IF TRANSFEROR IS ALSO THE ADMINSTRATIVE AGENT, INSERT THE FOLLOWING (as Syndication Party, and not as Agent)] under the Credit Agreement.

Agreement

          For good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, and each to induce the others to enter into this Syndication Acquisition Agreement (“Agreement”), the parties hereto hereby agree as follows:

          DEFINITIONS

          Capitalized terms used herein without definition shall have the meaning given them in the Credit Agreement, if defined therein.

          “Loan” as used herein shall, where the context requires, means the Term Loan - Tranche A and Tranche B facility with respect to which Purchaser has acquired its Term Loan Interest hereunder.

xxx

1.    Purchase and Sale of Syndication Interest.

1.1.               Purchaser hereby purchases from Transferor and Transferor hereby sells to Purchaser, pursuant to the terms and conditions contained herein and in Article 16 of the Credit Agreement, a Term Loan Interest equal to the Tranche A Commitment and Tranche B Commitment as set forth in Exhibit A hereto (“Purchaser’s Commitment Amount”) and a proportionate undivided interest in the Loan Documents (other than the Notes payable to the other Syndication Parties), and all applicable amounts owing and all applicable payments made by Borrower thereunder (excluding Borrower’s obligation to purchase Bank Equity Interests, and patronage dividends and patronage shares paid or payable on account of such Bank Equity Interests).

1.2.               Purchaser’s obligation as set forth in Section 1.1 above to purchase the Purchaser’s Commitment Amount shall, subject to the terms and conditions hereof and of Article 16 of the Credit Agreement, be continuing, unconditional, and irrevocable.  Purchaser’s acquisition of Purchaser’s Commitment Amount shall be without recourse to Transferor and shall not be construed as a loan from Purchaser to Transferor.

1.3.               Purchaser agrees to remit to Transferor on the Effective Date, the Purchaser’s Syndication Share of the amount outstanding under the Tranche A Loan and Tranche B Loan.  Transferor and Purchaser agree to make settlement among themselves, without involvement of the Agent, with respect to any interest accrued and outstanding on such as of the Effective Date.

1.4.               Purchaser agrees to, as of the Effective Date, and at all times thereafter, comply with all of the obligations of a Syndication Party under the Credit Agreement.

1.5.               Transferor agrees to pay, or cause Purchasers to pay, to Agent on the Effective Date (a) a fee in the amount of $3,500 for processing Purchaser’s acquisition of the Purchaser’s Commitment Amount, and (b) Agent’s out of pocket fees and expense incurred in connection with the transaction described herein, including its attorney’s fees.

2.    Purchaser’s Representations, Warranties, and Agreements

xxxi

2.1.               Purchaser represents and warrants that: (a) the marking and performance of this Agreement including its agreement to be bound by the Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Agreement is in compliance with all applicable laws and regulations promulgated thereunder and entering into this Agreement and performance of its obligations hereunder and under the Credit Agreement will not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and will not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution, delivery and performance of its duties under this Agreement and the Credit Agreement; (d) this Agreement has been duly executed by it, and, this Agreement and the Credit Agreement, constitute its legal, valid, and binding obligation, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (e) the act of entering into and performing its obligations under this Agreement and the Credit Agreement have been approved by its board of directors at an authorized meeting thereof (or by written consent in lieu of a meeting) and such action was duly noted in the written minutes of such meeting, and that it will, if requested by the Agent, furnish Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

2.2.               Purchaser further represents that it is entitled to receive any payments to be made to it under the Credit Agreement without the withholding of any tax and will furnish to Agent and to Borrower such forms, certifications, statements and other documents as Agent or Borrower may request from time to time to evidence Purchaser’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Administrative or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto.  Without limiting the effect of the foregoing, if Purchaser is not created or organized under the laws of the United States of America or any state thereof, Purchaser will furnish to the Agent and Borrower the IRS Forms described in Section 14.30 of the Credit Agreement, completed by Purchaser, as evidence of Purchaser’s exemption from the withholding of United States tax with respect thereto.  Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments to Purchaser until Purchaser shall have furnished to Agent and Borrower the requested form, certification, statement or document.

xxxii

2.3.               Purchaser acknowledges receipt of true and correct copies of all Loan Documents from Transferor and agrees and represents that: (a) it has relied upon its independent review (i) of the Loan Documents, and (ii) any information independently acquired by it from Borrower or otherwise in making its decision to acquire an interest in the Loan independently and without reliance on Transferor or Agent; (b) it has obtained such information as it deems necessary (including any information it independently obtained from Borrower or others) prior to making its decision to acquire the Purchaser’s Syndication Interest; (c) it has made its own independent analysis and appraisal of and investigation into Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire the Purchaser’s Syndication Interest, and will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon Transferor or Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and its participation in the Loan as a Syndication Party.

2.4.               Purchaser acknowledges and agrees that: (a) neither Agent nor Transferor has made any representation or warranty, except as expressly stated in the Credit Agreement and this Agreement, nor do they assume any responsibility with respect to the due execution, validity, sufficiency, enforceability or collectibility of the Loan, the Loan Documents or the Notes or with respect to the accuracy and completeness of matters disclosed, represented or warranted in the Loan Documents by Borrower (including financial matters); (b) neither Agent nor Transferor assumes any responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents; (c) except  as otherwise expressly provided in this Agreement or the Credit Agreement, neither Transferor nor Agent nor any other Syndication Party shall have any duty or responsibility to furnish to any other Syndication Parties any credit or other information concerning Borrower which may come into its or their possession

2.5.               Purchaser: (a) represents that it has acquired and is retaining the Term Loan Interest for its own account in the ordinary course of its banking or financing business and not with a view towards the sale, distribution, further participation, or transfer thereof.

IN WITNESS HEREOF, the parties hereto have caused this Syndication Acquisition Agreement to be executed as of the Effective Date by their duly authorized representatives.

Agent:

COBANK, ACB

By ___________________________

Name _________________________

Title __________________________

Transferor

______________________________

By____________________________

Name__________________________

xxxiii

Title___________________________

BORROWER’S CONSENT

          Borrower hereby signifies its consent to Transferor’s sale of the Purchaser’s Syndication Interest to Purchaser as described above.

U.S. PREMIUM BEEF, LLC

By: _________________________________

Name:

Title:

[Purchaser’s signature appears on the next page]

xxxiv

Purchaser

______________________________

By____________________________

Name__________________________

Title___________________________

Contact Name:
Title:
Address:

Phone No.:
Fax No.:
E-mail:
Tranche A Commitment and Tranche B Commitment Commitment: $____________

Payment Instructions: Bank: ABA No.: Acct. Name: Account No.: Attn: Reference: U.S. Premium Beef

xxxv

EXHIBIT A TO

SYNDICATION ACQUISITION AGREEMENT

          A Tranche A Commitment and Tranche B Commitment of $____________________, and

          The following percentage of the principal amount outstanding under the Tranche A Loan and Tranche B Loan:____________% (“Syndication Share”).

xxxvi

U.S. PREMIUM BEEF, LLC

EXHIBIT 16.28

TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND SECURITY AGREEMENT

WIRE INSTRUCTIONS

WIRE INSTRUCTIONS  When funds are to be wired to CoBank, including in its role as the Agent, the following wiring information must be used:

To:	CoBank, ACB
Denver, Co
ABA# 307088754
Account # 00001544
Ref: U.S. Premium Beef

xxxvii